UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Mercury Systems, Inc.
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September 5, 2014
Dear Shareholder:

We will hold our Annual Meeting of Shareholders on October 21, 2014, beginning at 10:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824. We look forward to your attending the meeting either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to our offices. The enclosed notice of meeting, proxy statement, and proxy card describe the proposals to be acted upon at the meeting.

Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date, and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

Mark Aslett, President, Chief Executive Officer, and Director

MERCURY SYSTEMS, INC.
201 RIVERNECK ROAD
CHELMSFORD, MA 01824
(978) 256-1300

Notice of Annual Meeting of Shareholders

To Be Held on October 21, 2014

The Annual Meeting of Shareholders of MERCURY SYSTEMS, INC. will be held on October 21, 2014, at 10:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect two Class II directors nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified.

2.    To approve an amendment to our 2005 Stock Incentive Plan.

3.    To hold an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote).

4.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015.

5.    To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal Number One relates solely to the election of two Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.

The Board of Directors has fixed the close of business on August 21, 2014 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 21, 2014: This proxy statement and Annual Report and Form 10-K for our fiscal year ended June 30, 2014 are available at www.edocumentview.com/MRCY.

By Order of the Board of Directors

GERALD M. HAINES II Secretary

Chelmsford, Massachusetts
September 5, 2014

MERCURY SYSTEMS, INC.
201 RIVERNECK ROAD
CHELMSFORD, MA 01824
(978) 256-1300
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We are mailing this proxy statement, with the accompanying proxy card, to you on or about September 5, 2014 in connection with the solicitation of proxies by the Board of Directors of Mercury Systems, Inc. (“Mercury”) for the annual meeting of shareholders to be held on October 21, 2014, and any adjournment or postponement of that meeting. The meeting will be held on October 21, 2014, beginning at 10:00 a.m., local time, at our offices, 201 Riverneck Road, Chelmsford, Massachusetts 01824. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign, date, and return your proxy card in order to have your shares voted at the meeting on your behalf.
What am I voting on?
There are four matters scheduled for a vote:

•	election of two Class II directors, each to serve for a three-year term and until his successor has been duly elected and qualified;

•	approval of our Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”);

•	an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote); and

•	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015.
Who can attend and vote at the meeting?
Shareholders of record at the close of business on August 21, 2014 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.
What constitutes a quorum at the meeting?
The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 21, 2014, the record date, will constitute a quorum for purposes of the meeting. On the record date, 33,962,455 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.
How do I vote by proxy?
If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for Class II director named below under “Proposal 1: Election of Class II Directors;”

•	FOR the approval of an amendment to our 2005 Stock Incentive Plan;

•	FOR the approval of, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2015; and

•	in the proxy’s discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.

How do I vote if my shares are held by my broker?
If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted.
What discretion does my broker have to vote my shares held in “street name”?
A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, there are certain matters on which brokers may not vote without specific instructions from you, such as the election of directors, the approval of our 2005 Plan, and the advisory vote on say-on-pay. If such matters come before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on those matters, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting.
Can I change my vote after I return my proxy card?
Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	deliver to our Secretary a written notice revoking your earlier vote;

•	deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	vote in person at the meeting.
Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.
How are votes counted?

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Election of directors. The election of a nominee for director will be decided by a plurality of the votes cast. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

•
All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is Mercury soliciting proxies?
We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

PROPOSAL 1: ELECTION OF CLASS II DIRECTORS
Who sits on the Board of Directors?
Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. Pursuant to Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of seven members, with James K. Bass and Michael A. Daniels serving as Class I directors, Mark Aslett, George W. Chamillard, and William K. O’Brien serving as Class II directors, and George K. Muellner and Vincent Vitto serving as Class III directors.
The terms of the Class I, Class II, and Class III directors expire in 2016, 2014, and 2015, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that the Class II nominees listed below, which consist of two incumbent directors, Mark Aslett and William K. O'Brien, be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. George W. Chamillard is retiring from the Board of Directors effective upon the expiration of his current term at the 2014 Annual Meeting of Shareholders.
Directors’ Qualifications and Diversity
The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company’s business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs.
The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company’s interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company’s current situation and strategic plans. While the Nominating and Governance Committee does not have an explicit policy with respect to diversity, it may consider the Board’s diversity of qualifications in terms of industry experience, functional skills, age, governance service on other boards, prior work experience, educational background, and other important considerations. The Nominating and Governance Committee believes that it is important that Board of Director members represent diverse viewpoints and perspectives in their application of judgment to company matters.
In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee’s independence, financial literacy, personal and professional accomplishments, and experience.

Recommendation
The Board of Directors recommends a vote “FOR” the election of the nominees listed below.
Information about the Directors
The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the two Class II nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.
The following information was provided by each of the incumbent directors whose term will continue after the meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class II Directors—Nominated for a Term Ending in 2017:
Mark Aslett	46	2007
Mr. Aslett has served as our President and Chief Executive Officer since November 2007. Prior to that, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks, a public technology company, from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including executive vice president of marketing, vice president of portfolio management, and president of Marconi Communications—North America, from 1998 to 2002. Mr. Aslett served on the Board of Directors of Enterasys Networks from 2004 to 2006. He has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms. Mr. Aslett provides an insider’s perspective in Board discussions about the business and strategic direction of the Company with his detailed knowledge of the Company’s employees, customers, suppliers, business prospects, and markets.

William K. O’Brien	70	2008
Mr. O’Brien served as Executive Chairman at Enterasys Networks, a public technology company, from 2003 until his retirement in 2006. He served as Chief Executive Officer of Enterasys from 2002 to 2004, and as a member of the Board of Directors of Enterasys from 2002 to 2006. Prior to working at Enterasys, he worked for PricewaterhouseCoopers where he held several different senior management positions. Mr. O’Brien had over 33 years of experience in auditing and professional services while at PricewaterhouseCoopers. He has been a director of Virtusa Corporation, a publicly-traded company, since 2008. Mr. O’Brien is one of our “audit committee financial experts.” Mr. O’Brien’s qualifications to serve on our Board of Directors include his executive experience in the technology industry, including being the Chairman and Chief Executive Officer of a public technology company, and his strong accounting and financial expertise.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Directors—Serving a Term Ending in 2016:
James K. Bass	57	2010
Mr. Bass has served as a director of TTM Technologies, Inc., a publicly-traded global printed circuit board manufacturer, since September 2000, and as a director of Tigrent, Inc., a publicly-traded provider of information for real estate and financial investing, since May 2010. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass is one of our “audit committee financial experts.” Mr. Bass’ qualifications to serve on our Board of Directors include his extensive experience in the technology marketplace, his executive and operational experience as the Chief Executive Officer of a public company, and his broad experience with accounting and audit matters for publicly-traded companies.

Michael A. Daniels	68	2010
Mr. Daniels served as Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. Mr. Daniels was a director of Sybase, a publicly-traded global enterprise software and services company, from 2007 until its acquisition by SAP in 2010. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a publicly-traded scientific, technical, and professional services firm, including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as Chairman and Chief Executive Officer of Network Solutions, Inc., an internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. From June 2007 to July 2009, Mr. Daniels served on the Board of Directors of Luna Innovations, a high technology manufacturer. In May 2013, Mr. Daniels joined the Board of Directors of CACI International, a provider of information solutions and services in support of national security missions. Mr. Daniels’ qualifications to serve on our Board of Directors include his extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

Name	Age	Year First Elected a Director	Principal Occupation
Class III Directors—Serving a Term Ending in 2015:
Vincent Vitto	73	2006
Mr. Vitto served as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc., a research and development laboratory, from 1997 to his retirement in 2006. Prior to that, he spent 32 years of increasing responsibility at MIT Lincoln Laboratory, a research and development laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto’s qualifications to serve on our Board of Directors include his exceptional understanding of defense technology, particularly related to surveillance and communications, and experience managing major defense research laboratories.

George K. Muellner	71	2010
Mr. Muellner served as the president of Advanced Systems for the Integrated Defense Systems business unit of The Boeing Company, responsible for developing advanced cross-cutting concepts and technologies, and executing new programs, until his retirement in February 2008. Prior to this assignment, he was vice president-general manager of Air Force Systems at Boeing since July 2002. He joined Boeing in 1998. Prior to that, he served 31 years in the U.S. Air Force, retiring as a lieutenant general from the position of principal deputy for the Office of the Assistant Secretary of the Air Force for Acquisition in Washington, D.C. A highly decorated veteran, Mr. Muellner spent most of his career as a fighter pilot and fighter weapons instructor, test pilot, and commander. Mr. Muellner’s qualifications to serve on our Board of Directors include his executive experience with defense contracting, his military experience in the Company’s target defense market, and his knowledge of defense and aerospace technology.

CORPORATE GOVERNANCE
Independence
The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director’s immediate family from Mercury, any professional relationship between a director or a member of a director’s immediate family and Mercury’s outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission (“SEC”), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be “affiliated persons” of Mercury or its subsidiaries.
Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Aslett, who is also a Mercury executive officer.
How are nominees for the Board selected?
Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year’s meeting. With respect to the nominees for Class II director standing for election at the meeting, Messrs. Aslett and O'Brien were each elected as a Class II director at 2011 Annual Meeting of Shareholders.
When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. In practice, the committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the committee or others.
Shareholders who wish to submit director candidates for consideration should send such recommendations to our Secretary at our executive offices not less than, unless a lesser time period is required by applicable law, 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Such recommendations must include the following information as to each person whom the shareholder proposes to nominate for election or reelection as a director:

•	the name and address of the shareholder and each of his or her nominees;

•	a description of all arrangements or understandings between the shareholder and each such nominee;

•	such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and

•	the consent of each nominee to serve as a Director if so elected.

In addition, such recommendations must include the following information as to each shareholder giving the notice:

•
the number of all shares of Mercury stock held of record, owned beneficially (directly or indirectly) and represented by proxy by such shareholder as of the date of such notice and as of one year prior to the date of such notice;

•
a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

•	a description of any derivative position held or beneficially held (directly or indirectly) by such shareholder with respect to Mercury stock;

•
a description of any proxy, contract, arrangement, understanding, or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the nomination or nominations to be made by such shareholder or pursuant to which such shareholder has a right to vote any Mercury stock; and

•
a description of any proportionate interest in Mercury stock or derivative positions with respect to Mercury held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading “Shareholder Proposals for the 2015 Annual Meeting.”
Can I communicate with Mercury’s directors?
Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
What committees has the Board established?
The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. As described above under the heading “Independence,” all of the members of the Audit, Compensation, and Nominating and Governance Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on our website at www.mrcy.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.”
In addition, during fiscal 2011, the Board established an ad hoc M&A Review Committee consisting of independent directors. The ad hoc M&A Review Committee does not have a written charter but meets on an as needed basis to review potential M&A transactions and make a recommendation to the Board regarding potential transactions.
Audit Committee
The Audit Committee assists the Board in its oversight of management’s conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.

Compensation Committee
The Compensation Committee is responsible for:

•	setting the compensation of our executive officers;

•
reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers;

•	overseeing the administration of our equity-based and other long-term incentive plans;

•	exercising any fiduciary, administrative, or other function assigned to the committee under any of our health, benefit, or welfare plans, including our 401(k) retirement savings plan; and

•	reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board.
All of the independent directors on the Board annually review and approve our CEO’s corporate financial and individual management-by-results (“MBR”) performance objectives, and evaluate the CEO’s performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus and over-achievement payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Compensation Committee, and the Compensation Committee sets their compensation. Our head of human resources and the Compensation Committee’s independent compensation consultant also make recommendations to the Compensation Committee regarding compensation for our executives.
The Compensation Committee may delegate to the CEO the authority to grant equity awards under the 2005 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our human resources and finance departments and to outside service providers, as appropriate.
Our head of human resources and the Compensation Committee’s independent compensation consultant provide input to the Compensation Committee regarding compensation for non-employee directors. The Compensation Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.
The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Compensation Committee has engaged Aon Consulting/Radford (“Radford”) since 2005 to assist the committee in applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, at the direction of the Compensation Committee, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal 2014, Radford’s services included providing compensation survey data for non-employee directors, executives, and non-executive employees.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The committee has recommended the nominees for election at the annual meeting. In addition, the committee oversees the process by which the Board assesses its effectiveness.
Ad Hoc M&A Review Committee
The ad hoc M&A Review Committee was created during fiscal 2011 to assist the Board in reviewing M&A transactions. The committee does not have a written charter but meets on an as needed basis to review potential M&A transactions and make a recommendation to the Board regarding potential transactions.

How often did the Board and Committees meet during fiscal 2014?

The Board of Directors met 13 times during fiscal 2014. The table below reports information about the committees during fiscal 2014:

Name	Audit Committee(1)	Compensation Committee	Nominating and Governance Committee	Ad Hoc M&A Review Committee
James K. Bass	X			Alternate
George W. Chamillard		X
Michael A. Daniels		Chairman	X	X
George K. Muellner		X		Chairman
William K. O’Brien	Chairman		X	X
Vincent Vitto	X		Chairman
Number of Meetings During Fiscal 2014	12	5	3	—

(1)	The Board has determined that each of Messrs. Bass and O’Brien qualifies as an “audit committee financial expert” under SEC rules.

All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.
Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met six times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. Vitto, our Chairman of the Board.
Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?
Directors are encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2013 annual meeting of shareholders.
Does Mercury have stock ownership guidelines for directors?
Each non-employee director is expected to own or control, directly or indirectly, shares of the Company's common stock equal to five times the value of the annual director cash retainer within five years of first becoming a non-employee director, or within five years of April 22, 2014, whichever is later. Each non-employee director is expected to retain such investment in the Company as long as he or she is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have stock ownership guidelines for its Chief Executive Officer?
The CEO is expected to own or control, directly or indirectly, shares of Mercury common stock with a value of at least five times the CEO’s base salary. The CEO is expected to meet this guideline within five years of first becoming CEO, or within five years of April 22, 2014, whichever is later, and is expected to retain such investment in the Company as long as he or she is the CEO. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have a Code of Business Conduct and Ethics?
Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mrcy.com on the “Investor Relations” page under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website. Shareholders may request a copy of our Code of Business Conduct and Ethics free of charge by writing to Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Secretary.

Does Mercury have a written policy governing related-person transactions?

Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.

Does Mercury have a clawback policy?

Yes. We have adopted a clawback policy applicable to our executive officers. This policy is posted on our website at www.mrcy.com on the “Investor Relations” page under “Corporate Governance.” Pursuant to our policy, the Board of Directors shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.

Does Mercury have a short sale and hedging policy?

Yes. Pursuant to our insider trading policy, no executive officer or director may at any time sell any securities of Mercury that are not owned by such person at the time of the sale. Also, no such executive officer or director may buy or sell puts, calls, or other derivative securities of Mercury at any time, except with the prior approval of the Chief Financial Officer or, in the case of directors, the Audit Committee of the Board of Directors. In addition, no such executive officer or director may hold Mercury securities in a brokerage margin account.

How Does the Board of Directors Exercise Its Oversight of Risk?
Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management (“ERM”) process each fiscal year, which process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Director of Internal Audit reviews the key risks identified in the ERM process and management’s plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.
In addition to discussions at regular Board meetings, the Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, and related-party transactions; the Compensation Committee focuses on risks associated with our executive compensation policies and practices; the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and NASDAQ requirements for director independence and the implementation of our corporate governance policies; and the ad hoc M&A Review Committee focuses on risks related to our acquisition activities.
How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?
Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board’s specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director, as appointed from time to time, would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.

Prior to his retirement from the Board in 2008, the founder of our Company served as the Chairman of the Board and an independent director served as a Lead Director to preside over executive sessions of the independent directors. Following the founder’s retirement as Chairman in 2008, the Board has elected an independent director as Chairman. The Board has determined that having a separate Chairman and Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time. However, the roles of Chairman and CEO may be filled by the same or different individuals. This allows the Board of Directors flexibility to determine whether the two roles should be combined in the future based upon the Company’s needs and the Board of Directors’ assessment of the Company’s leadership from time to time.
As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board’s evaluation of management’s ERM process.
Do Our Compensation Programs Create a Reasonable Likelihood of Material Adverse Effects for the Company?
Our general employee compensation programs are substantially less weighted towards incentive compensation and equity awards than those for our executive officers. While managers below the executive officers do have incentive compensation tied to Company performance, and do receive equity awards in the form of restricted stock, the relative weight of their fixed salary compensation is much greater than for the executive officers. While some sales personnel are heavily dependent on sales-based commissions, the terms on which they may make sales are controlled by business unit managers and corporate-level revenue recognition procedures.
Although any compensation program can create incentives that may prove to be inappropriate to future circumstances, or that may encourage behavior that proves to be risky for the organization, the Compensation Committee believes that our programs, for both executives and other employees, do not create a reasonable likelihood of material adverse effects for the Company. In reaching this conclusion, the Compensation Committee has considered the following:

•
Our compensation program consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e., bonus and equity awards) is based upon company and stock price performance. This mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•
For the variable portion of compensation, the executive bonus program is an annual program that is focused on profitability while the equity program awards have a mix of time-based and performance-based vesting. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. In addition, we prohibit all our executive officers from short selling Mercury stock or from buying or selling puts, calls, or other derivative securities related to Mercury stock. By prohibiting such hedging transactions our executives cannot insulate themselves from the effects of poor stock performance.

•
In order for any employee, including our executive officers, to be eligible for the corporate financial performance element of our annual bonus program, our company must first achieve a certain level of profitability that is established annually by the Compensation Committee (we refer to this metric as “adjusted EBITDA”). We believe that focusing on profitability rather than other measures encourages a balanced approach to company performance and emphasizes consistent behavior across the organization.

•
Our annual bonus program is capped, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating income target. In addition, 50% of over-achievement awards (an element of the annual corporate financial performance bonus) are banked and paid out over a multi-year period, with the executive forfeiting his banked award if he is not an employee of the Company on the date the award is scheduled to be paid unless he dies, leaves for good reason (as defined in the plan), or leaves as part of a planned retirement.

•	Our annual bonus program has been structured around attaining a certain level of profitability for several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

The calculation of our adjusted EBITDA for the annual executive bonus plan is defined annually by our Compensation Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers.

DIRECTOR COMPENSATION
How are the directors compensated?
The Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is to provide our non-employee directors with competitive compensation. Our compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. We target non-employee director compensation at the 75th percentile compared to our peer group.
Cash Compensation for Non-Employee Directors
Directors who are also our employees receive no additional compensation for serving on the Board of Directors. During fiscal 2014, each non-employee director received an annual cash retainer of $55,000 and the following positions received additional cash retainers:

Independent Chairman of the Board	$45,000	per annum
Chairman of the Audit Committee	19,000	per annum
Chairman of the Compensation Committee	15,000	per annum
Chairman of the Nominating and Governance Committee	10,500	per annum
All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
Equity Compensation for Non-Employee Directors
New non-employee directors are granted equity awards in connection with their first election to the Board. These awards are granted by the Board of Directors and consist of shares of restricted stock with a value equal to three times the annual retainer for non-employee directors divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors may also receive annual restricted stock awards for the number of shares of common stock equal to $100,000 divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant.
Non-employee directors will not be eligible to receive an annual restricted stock award for the fiscal year in which they are first elected. Non-employee directors who are first elected to the Board during the first half of Company’s fiscal year will be eligible to receive an annual restricted stock award for the next fiscal year; otherwise, non-employee directors will not be eligible to receive their first annual restricted stock award until the second fiscal year following the fiscal year in which they are first elected to the Board.

How were the non-employee directors compensated for fiscal 2014?
The compensation paid to the non-employee members of the Board of Directors with respect to fiscal 2014 was as follows:
Non-Employee Director Compensation—Fiscal 2014

Name	Fees Earned	Restricted Stock Awards ($)(1)	Total
James K. Bass	$55,000	$93,345	$148,345
George W. Chamillard	55,000	93,345	148,345
Michael A. Daniels	70,000	93,345	163,345
William K. O’Brien	74,000	93,345	167,345
George K. Muellner	55,000	93,345	148,345
Vincent Vitto	110,500	93,345	203,845

(1)
This column represents the grant date fair value of restricted stock awards for fiscal 2014 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal 2014 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

EQUITY COMPENSATION PLANS
The following table sets forth information as of June 30, 2014 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders (2)	1,434,500	(3)	$11.764	1,544,166	(4)
Equity compensation plans not approved by shareholders	—		—	—
TOTAL	1,434,500		$11.764	1,544,166

(1)	Does not include outstanding unvested restricted stock awards.

(2)	Consists of our 1997 plan, the 2005 Plan, and the 1997 Employee Stock Purchase Plan (“ESPP”).

(3)	Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.

(4)
Includes 163,839 shares available for future issuance under the ESPP and 1,380,327 shares available for future issuance under the 2005 Plan. We are no longer permitted to grant awards under our 1997 equity plan.

PROPOSAL 2: APPROVAL OF AMENDMENT TO 2005 SOCK INCENTIVE PLAN

At a meeting on July 30, 2014, the Board adopted, subject to the approval of our shareholders, an amendment and restatement of our 2005 Stock Incentive Plan (the “2005 Plan”). The amendment and restatement increases the aggregate number of shares authorized for issuance under the 2005 Plan by 3,200,000 shares and includes such other changes as are summarized below.
Summary of Changes
Additional Shares. As of August 21, 2014, there were 446,633 shares available for future grants under the 2005 Plan. Also as of that date, there were options to purchase a total of 1,348,100 shares outstanding under our equity compensation plans, with a weighted average exercise price of $11.45 and a weighted remaining contractual term of 2.19 years. In addition, as of August 21, 2014, 2,008,378 restricted stock awards were outstanding.
In order to be able to make anticipated grants, the Board has amended the 2005 Plan to increase the number of shares authorized for issuance under the 2005 Plan by an additional 3,200,000. Based solely on the closing price of our common stock as reported on the NASDAQ Global Select Market on August 21, 2014, the maximum aggregate market value of the additional 3,200,000 shares that could potentially be issued under the 2005 Plan is $34.1 million. If the shareholders approve the proposed amendment and restatement of the 2005 Plan, the additional shares to be issued under the 2005 Plan will be authorized but unissued shares.
In order to limit the amount of shareholder value that can be transferred through restricted stock awards, we have amended the 2005 Plan such that the grant of any award other than a stock option or stock appreciation right will reduce the number of shares of common stock available for issuance under the plan by 2.0 shares of common stock for each share actually subject to the award, instead of the 1.77 shares of common stock as previously provided in the plan. This has the effect of reducing the total value and number of shares of restricted stock that we can issue under the 2005 Plan.
In addition, we have added cash repurchase of underwater stock options to the list of prohibited repricing actions in order to align with current best practices.
Burn Rate Commitment

In connection with the approval by shareholders of the amendment and restatement of the 2005 Plan, the Board will commit to our shareholders that for fiscal years 2015 through 2017, we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 5.49% of the weighted average number of shares of our common stock that were outstanding at the end of each of such three fiscal years (the “Burn-Rate Commitment”).  This limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans.  For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, stock awards will count as equivalent to 2.0 option shares.
Summary of the Amended and Restated 2005 Plan
The following is a summary of certain major features of the amended and restated 2005 Plan. This summary is subject to the specific provisions contained in the full text of the amended and restated 2005 Plan, which is attached as Appendix A to this proxy statement.
Plan Administration. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Plan. The Compensation Committee may delegate to our CEO or any other executive officers the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.
Eligibility and Limitations on Grants.  Persons eligible to participate in the 2005 Plan will be those full or part-time officers, employees, non-employee directors, and other key persons (including consultants and prospective officers) of Mercury and its subsidiaries as selected from time to time by the Compensation Committee. As of August 21, 2014, approximately 630 individuals were eligible to participate in the 2005 Plan.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 300,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle.
Effect of Grants. The grant of any award other than a stock option or a stock appreciation right will reduce the number of shares of common stock available for issuance under the 2005 Plan by 2.0 shares of common stock for each such share actually subject to the award and will be deemed as an award of 2.0 shares of common stock for each such share actually subject to the award. The grant of a stock option or a stock appreciation right will be deemed as an award of one share of common stock for each such share actually subject to the award.
Stock Options. The 2005 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2005 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. The amended and restated 2005 Plan provides for 10,792,264 shares that can be granted in the form of incentive stock options.
The term of each option will be fixed by the Compensation Committee and may not exceed seven years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. Options may be exercised in whole or in part with written notice to Mercury.
Upon exercise of options, the option exercise price must be paid in full (1) in cash, by certified or bank check, or other instrument acceptable to the Compensation Committee, (2) by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee, or (3) subject to applicable law, by a broker pursuant to irrevocable instructions to the broker from the optionee.
To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.
Stock Appreciation Rights.  The Compensation Committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine, provided that (1) upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option shall be surrendered, and (2) stock appreciation rights granted in tandem with options are exercisable at such time or times and to the extent that the related stock options are exercisable. The term of each stock appreciation right may not exceed seven years.

Restricted Stock.    The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified restricted period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards made to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.
Deferred Stock Awards.  The Compensation Committee may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified vesting period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Compensation Committee’s sole discretion and subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock award.
Performance-Based Awards.  To ensure that certain awards granted under the 2005 Plan, including awards of restricted stock and deferred stock, to a “covered employee” (as defined in the Code) qualify as “performance-based compensation”

under Section 162(m) of the Code, the 2005 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of one or more of the performance criteria stated above. Subject to adjustments for stock splits and similar events, the maximum award of restricted stock or deferred stock (or combination thereof) granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 300,000 shares of common stock (subject to adjustments for stock splits and similar events) for any performance cycle.
Detrimental Activity.  The Compensation Committee may cancel, rescind, suspend, or otherwise limit any award to a participant if the participant engages in detrimental activities, including rendering services to a competitor of Mercury, disclosing confidential information without permission, refusing to assign inventions to Mercury, soliciting employees or customers of Mercury, engaging in an activity that results in a termination for cause, materially violating any internal policies of Mercury, or being convicted of, or pleading guilty to, a crime.
Tax Withholding.  Participants in the 2005 Plan are responsible for the payment of any federal, state, or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes.
Change in Control Provisions.  The 2005 Plan provides that, if there is a change in control of Mercury that is approved by the Board of Directors:

•
For awards with grant dates prior to November 17, 2008, if the grantee has a minimum of six months of service, 50% of such grantee’s unvested awards will become vested and immediately exercisable upon consummation of the change in control.

•
For awards with grant dates on or after November 17, 2008, if the grantee has a minimum of six months of service and within six months of the consummation of the change in control, the grantee’s employment is involuntarily terminated by us for reasons other than for “cause” or the grantee resigns for “good reason”, 50% of such grantee’s unvested awards will become vested and immediately exercisable. If, in connection with the change in control, awards granted under the 2005 Plan are cancelled or otherwise terminated upon consummation of the change in control, then instead of accelerated vesting, the grantee will receive a cash payment for 50% of the value of his or her unvested awards (determined based on the price of our common stock at the time of consummation of the change in control). The foregoing is conditioned on the grantee’s execution of an effective release of claims if the value of the accelerated vesting or cash payment exceeds $25,000.

If there is a change of control that is not approved by the Board of Directors, all of the unvested awards under the 2005 Plan (regardless of the grant date) will become vested and immediately exercisable upon the change of control. Further, upon any change of control all outstanding awards held by non-employee directors will automatically become fully vested.

Amendments and Termination.  The Board may at any time amend or discontinue the 2005 Plan, and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2005 Plan, including any amendments that increase the number of shares reserved for issuance under the 2005 Plan, expand the types of awards available under the 2005 Plan, materially expand the eligibility to participate in the 2005 Plan, materially extend the term of the 2005 Plan, or materially change the method of determining the fair market value of common stock, will be subject to approval by shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2005 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of Mercury or a merger or other transaction, without prior shareholder approval, the Compensation Committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.
New Plan Benefits
It is not possible to state the persons who will receive options or awards under the 2005 Plan in the future or the amount of options or awards that will be granted under the 2005 Plan. The following table provides information with respect to awards granted under the 2005 Plan in the fiscal year ended June 30, 2014. This table does not include any grants made following the end of fiscal year 2014 as described in “Compensation Discussion and Analysis.”

	Stock Options			Restricted Stock
Name and Position	Dollar Value	Number	Average Exercise Price	Dollar Value(1)	Number
Mark Aslett, President and Chief Executive Officer	$—	—	$—	$1,131,146	122,684
Kevin M. Bisson, SVP, Chief Financial Officer, and Treasurer	—	—	—	407,211	44,166
Gerald M. Haines II, SVP, Corporate Development, Chief Legal Officer, and Secretary	—	—	—	407,211	44,166
Charles A. Speicher, VP, Controller, and Chief Accounting Officer	—	—	—	135,737	14,722
Didier M.C. Thibaud, President, Mercury Commercial Electronics	—	—	—	678,693	73,611
All executive officers as a group	—	—	—	2,759,998	299,349
All non-employee directors as a group	—	—	—	560,070	63,000
Employees as a group (excluding executive officers)	—	—	—	5,584,332	590,120

(1) The dollar value of each restricted stock grant is estimated on the date of grant by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on the company, our Board of Directors, or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2015. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG will attend the annual meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from shareholders.
Required Vote
Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2015 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment.
Recommendation
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2015.

VOTING SECURITIES
Who owns more than 5% of our stock?
On August 21, 2014, there were 33,962,455 shares of our common stock outstanding. On that date, to our knowledge, there were five shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The “Percent of Class” was calculated using the number of shares of our common stock outstanding as of August 21, 2014. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Black Rock, Inc. (1)	3,008,525	8.9%
Barrow, Hanley, Mewhinney & Strauss, Inc. (2)	2,803,386	8.3
Royce & Associates LLC (3)	2,058,446	6.1
Invesco Ltd. (4)	1,916,793	5.6
Vanguard Group Inc. (5)	1,879,336	5.5

(1)
Based on a Schedule 13G/A filed by Black Rock, Inc. with the SEC on January 30, 2014, reporting beneficial ownership as of December 31, 2013. The reporting entity’s address is 40 East 52nd Street, New York, New York 10022.

(2)
Based on a Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC with the SEC on February 12, 2014, reporting beneficial ownership as of December 31, 2013. The reporting entity’s address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(3)
Based on a Schedule 13G/A filed by Royce & Associates LLC with the SEC on January 15, 2013, reporting beneficial ownership as of December 31, 2012. The reporting entity’s address is 745 Fifth Avenue, New York, New York 10151.

(4)
Based on a Schedule 13G filed by Invesco Ltd. with the SEC on February 10, 2014, reporting beneficial ownership as of December 31, 2013. The reporting entity's address is 1555 Peachtree Street NE, Atlanta, GA 30309.

(5)
Based on a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 11, 2014, reporting beneficial ownership as of December 31, 2013. The reporting entity’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

How much stock does each of Mercury’s directors and executive officers own?
The following information is furnished as of August 21, 2014, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer) and director nominees; (2) our chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer; and (3) all directors, director nominees, and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Mark Aslett (2)	943,663	2.8%
James K. Bass (3)	53,307	**
George W. Chamillard (4)	124,703	**
Michael A. Daniels (5)	53,037	**
George K. Muellner (6)	53,037	**
William K. O’Brien (7)	84,703	**
Vincent Vitto (8)	116,703	**
Kevin M. Bisson (9)	159,909	**
Gerald M. Haines II (10)	187,692	**
Charles A. Speicher (11)	61,341	**
Didier M.C. Thibaud (12)	497,352	1.5
All directors, director nominees, and executive officers as a group (11 persons)(13)	2,335,177	6.7%

 * The address for each director and executive officer is c/o Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.

** Less than 1.0%.

(1)
The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 21, 2014 are outstanding.

(2)
Includes (a) 279,299 shares owned by Mr. Aslett individually; (b) 294,726 shares which may be acquired by Mr. Aslett within 60 days of August 21, 2014 through the exercise of stock options; and (c) 369,638 restricted shares awarded to Mr. Aslett under our stock-based plans (as to which Mr. Aslett has sole voting power, but which are subject to restrictions on transfer).

(3)
Includes (a) 32,787 shares owned by Mr. Bass individually; (b) 15,000 shares which may be acquired by Mr. Bass within 60 days of August 21, 2014 through the exercise of stock options; and (c) 5,250 restricted shares awarded to Mr. Bass under our stock-based plans (as to which Mr. Bass has sole voting power, but which are subject to restrictions on transfer).

(4)
Includes (a) 67,453 shares owned by Mr. Chamillard individually; (b) 52,000 shares which may be acquired by Mr. Chamillard within 60 days of August 21, 2014 through the exercise of stock options; and (c) 5,250 restricted shares awarded to Mr. Chamillard under our stock-based plans (as to which Mr. Chamillard has sole voting power, but which are subject to restrictions on transfer).

(5)
Includes (a) 32,787 shares owned by Mr. Daniels individually; (b) 15,000 shares which may be acquired by Mr. Daniels within 60 days of August 21, 2014 through the exercise of stock options; and (c) 5,250 restricted shares awarded to Mr. Daniels under our stock-based plans (as to which Mr. Daniels has sole voting power, but which are subject to restrictions on transfer).

(6)
Includes (a) 32,787 shares owned by Mr. Muellner individually; (b) 15,000 shares which may be acquired by Mr. Muellner within 60 days of August 21, 2014 through the exercise of stock options; and (c) 5,250 restricted shares awarded to Mr. Muellner under our stock-based plans (as to which Mr. Muellner has sole voting power, but which are subject to restrictions on transfer).

(7)
Includes (a) 33,453 shares owned by Mr. O’Brien individually; (b) 46,000 shares which may be acquired by Mr. O’Brien within 60 days of August 21, 2014 through the exercise of stock options; and (c) 5,250 restricted shares awarded to Mr. O’Brien under our stock-based plans (as to which Mr. O’Brien has sole voting power, but which are subject to restrictions on transfer).

(8)
Includes (a) 33,453 shares owned by Mr. Vitto individually; (b) 78,000 shares which may be acquired by Mr. Vitto within 60 days of August 21, 2014 through the exercise of stock options; and (c) 5,250 restricted shares awarded to Mr. Vitto under our stock-based plans (as to which Mr. Vitto has sole voting power, but which are subject to restrictions on transfer).

(9)
Includes (a) 36,588 shares owned by Mr. Bisson individually; and (b) 123,321 restricted shares awarded to Mr. Bisson under our stock-based plans (as to which Mr. Bisson has sole voting power, but which are subject to restrictions on transfer).

(10)
Includes (a) 74,254 shares owned by Mr. Haines individually; and (b) 113,438 restricted shares awarded to Mr. Haines under our stock-based plans (as to which Mr. Haines has sole voting power, but which are subject to restrictions on transfer).

(11)
Includes (a) 21,284shares owned by Mr. Speicher individually; and (b) 40,057 restricted shares awarded to Mr. Speicher under our stock-based plans (as to which Mr. Speicher has sole voting power, but which are subject to restrictions on transfer).

(12)
Includes (a) 176,196 shares owned by Mr. Thibaud individually; (b) 138,000 shares which may be acquired by Mr. Thibaud within 60 days of August 21, 2014 through the exercise of stock options; and (c) 183,156 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but which are subject to restrictions on transfer).

(13)
Includes (a) 820,341 shares owned by directors and executive officers individually; (b) 653,726 shares which may be acquired within 60 days of August 21, 2014 through the exercise of stock options; and (c) 861,110 restricted shares awarded to the directors and executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer).

EXECUTIVE OFFICERS
Who are Mercury’s executive officers?
The following persons are our executive officers as of September 5, 2014:

Name	Position
Mark Aslett	President and Chief Executive Officer
Gerald M. Haines II	Executive Vice President, Chief Financial Officer, and Treasurer
Didier M.C. Thibaud	President, Mercury Commercial Electronics
Charles A. Speicher	Vice President, Controller, and Chief Accounting Officer
Our executive officers are appointed to office by the Board of Directors at the first board meeting following the Annual Meeting of Shareholders or at other board meetings as appropriate, and hold office until the first board meeting following the next Annual Meeting of Shareholders and until a successor is chosen, subject to prior death, resignation or removal. Information regarding our executive officers as of the date of filing of this proxy statement is presented below.
Mark Aslett, age 46, joined Mercury in 2007 and has served as the President and Chief Executive Officer since that date, and served as a member of the Board since 2007. Prior to joining Mercury, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including Executive Vice President of Marketing, Vice President of Portfolio Management, and President of Marconi Communications-North America, from 1998 to 2002. Mr. Aslett has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms.
Gerald M. Haines II, age 51, joined Mercury in 2010. Effective as of the close of business on September 3, 2014, Mercury appointed Mr. Haines as Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Haines is responsible for the Company's financial and treasury functions. He also oversees Mercury’s corporate development, legal, security, and various compliance and risk management functions. Prior to joining Mercury in 2010, he served as Executive Vice President at Verenium Corporation, a publicly traded company engaged in the development and commercialization of biofuels and high-performance specialty enzymes, where he played a key role in various corporate development, corporate finance, and joint venturing activities. Previously, Mr. Haines served as Executive Vice President of Strategic Affairs of Enterasys Networks, Inc., a publicly traded network communications company, Senior Vice President of Cabletron Systems, Inc., the predecessor of Enterasys Networks, and Vice President of Applied Extrusion Technologies, a large manufacturer of plastic films and packaging. He began his career at J.P. Morgan. Mr. Haines holds a bachelor's degree in Business Administration, magna cum laude, from Boston University, and a law degree from Cornell Law School.
Didier M.C. Thibaud, age 53, joined Mercury in 1995, and has served as President of our Mercury Commercial Electronics business unit since 2012. Prior to that, he was President of our Advanced Computing Solutions business unit since 2007. Prior to that, he was Senior Vice President, Defense & Commercial Businesses from 2005 to June 2007 and Vice President and General Manager, Imaging and Visualization Solutions Group, from 2000 to 2005 and served in various capacities in sales and marketing from 1995 to 2000.
Charles A. Speicher, age 55, joined Mercury in 2010 as Vice President, Controller, and Chief Accounting Officer. Prior to joining Mercury, Mr. Speicher held various positions at Virtusa Corporation, a publicly-traded global IT services company, including Vice President of Global Accounting Operations and Corporate Controller from 2001 to 2009. Mr. Speicher was Corporate Controller at Cerulean Technologies Inc., a private software product company, from 1996 to 2000 prior to its sale to Aether Systems Inc. where he served as Division Controller of Aether Mobile Government from 2000 to 2001. Prior to joining Cerulean Technology, Mr. Speicher held positions with Wyman-Gordon Company, Wang Laboratories and Arthur Andersen & Company, LLP. Mr. Speicher is a CPA licensed in Massachusetts.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Fiscal 2014 Business Review
Fiscal 2014 was a strong year for Mercury Systems. Bookings and backlog reached record levels, growing 18 percent and 28 percent, respectively, from fiscal 2013. Mercury returned to growth as total revenue increased 7 percent year-over-year. We reduced the company’s GAAP loss from continuing operations by 70 percent from fiscal 2013, while total adjusted EBITDA - our key non-GAAP profitability measure - more than doubled to $23.5 million, or 11 percent of revenue. We generated $14.2 million in cash from operations, reversing last year’s $1.9 million negative cash flow, driven by improved cash earnings and lower working capital.
Given the challenges facing the defense sector, and during a period where many in the industry have been reporting declining revenue, we believe that Mercury’s ability to deliver record bookings in fiscal 2014 is a testament to our strategy and business model. Leveraging this model, we have been able to accelerate the development of innovations that matter, while improving affordability. This has led to greater outsourcing to us by our customers, as evidenced by our record bookings and backlog.
At the same time, we have established a leadership position in the commercial development of specialized sensor processing subsystems for new platforms and platform modernization as well as foreign military sales. This expands our addressable market and uniquely positions Mercury as the only commercial company with end-to-end sensor processing capabilities that are designed and made in the United States. As a consequence, we have won some franchise programs that are in high priority segments of the defense market.
The Patriot Air and Missile Defense System was our major bookings growth driver in fiscal 2014, reflecting awards for Patriot U.S. Army as well as foreign military sales. Other programs that contributed to our record bookings included the Aegis Ballistic Missile Defense System, the F-35 Joint Strike Fighter, Global Hawk, Gorgon Stare, the Surface Electronic Warfare Improvement Program (SEWIP), and an airborne electronic warfare program.
From an operations perspective, we have taken advantage of the industry downturn over the past several years to better align Mercury’s business and create a platform that we can continue to grow organically and scale through future acquisitions. Our focus in fiscal 2014 was the initiation and substantial completion of the final phase of our acquisition integration plan.
A key to the integration plan is facilities consolidation around our Advanced Microelectronics Center (AMC) in Hudson, NH.  The objective for this consolidation is to reduce our manufacturing footprint, thus further decreasing our cost structure and improving our ability to more rapidly drive advanced microelectronics solutions into the marketplace.
In fiscal 2014 we developed the Hudson AMC into a world-class manufacturing facility that provides us with a platform for continued growth in RF and microwave, consolidating four smaller facilities into this new plant. We also completed the first phase of our Chelmsford, MA headquarters consolidation, and reduced operating expenses in our Mercury Defense Systems business during the year.

Fiscal 2014 Annual Executive Bonus Program

In July 2013, the Compensation Committee established our fiscal 2014 annual executive bonus program in conjunction with the Board of Directors approving our fiscal 2014 strategic operating plan. For fiscal 2014, the Compensation Committee targeted total cash compensation (i.e., base salary plus annual cash bonus opportunity) around the 50th percentile of a composite index of data from our peer group and the Radford Global Technology Survey. For our fiscal 2014 annual executive bonus program, 75% of the total value is based on achieving corporate financial performance objectives and 25% is for achieving individual management-by-results ("MBR") performance objectives. The corporate financial performance portion of our fiscal 2014 annual executive bonus plan was split into two halves, with specific financial performance targets addressing the first half and the second half of the fiscal year. Based on the level of performance achieved relative to our fiscal 2014 targets, we paid 63.4% of the corporate financial performance portion of our executive bonuses for the first half of fiscal 2014 and 82.0% for the second half of fiscal 2014. For the full fiscal year 2014, our adjusted EBITDA more than doubled compared with fiscal 2013, yielding a payout of 72.7% of the executives' potential payout under the corporate financial performance element of our annual bonus program. In order for our named executive officers to earn 100% of their potential annual cash bonus for corporate financial performance for fiscal 2014, we would have needed to achieve $33.7 million of adjusted EBITDA for fiscal 2014, a target approximately 3x our actual adjusted EBITDA for the prior fiscal year. We set stretch goals for our annual bonus plan in which our financial results would need to be well in excess of our financial plan for a year for our executives to earn a 100% payout of their total potential bonus opportunity. During fiscal years 2012, 2013, and 2014, the payout percentages under the corporate financial performance portion of our annual bonus plan were 44.3%, 42.9%, and 72.7%, respectively, or 53.3% on average during the three fiscal year period.

In addition, our executives earned the MBR portion of their annual bonus based upon their individual results measured against their individual goals established by the Compensation Committee. For fiscal 2014, each of our named executive officers achieved 95% of his individual MBR performance goals for fiscal 2014.
Fiscal 2014 Equity Awards
At its July 2013 meeting, the Compensation Committee granted annual restricted stock awards effective August 15, 2013 to our named executive officers that approximated the 63rd percentile, the midpoint of our executive compensation benchmarking range of 50% to 75%, of a market composite consensus consisting of our named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies with revenue levels generally between $100 million and $400 million (median revenue $240 million).
Changes to our Compensation and Corporate Governance
During fiscal 2014, the Compensation Committee engaged in a comprehensive review of our executive compensation practices. Based on research, extensive shareholder outreach, and feedback obtained from a variety of sources, including shareholders, independent corporate governance and proxy advisory services firms, and independent compensation consultants, the Compensation Committee has implemented some significant design changes to our executive compensation programs for fiscal 2015. Our shareholder outreach during fiscal 2014 included over 20 of our largest shareholders, including every shareholder who held more than 1% of our outstanding shares. We also performed a comprehensive review of our corporate governance policies and have implemented changes there as well. These changes include:

•	A substantial increase in the ratio of performance-based compensation to total compensation for our named executive officers, including:

◦
half of our fiscal 2015 executive equity awards are in the form of performance-based restricted shares, with executives earning the awards based on achieving target levels of a ratio of adjusted EBITDA to revenue; and

◦	the fiscal 2015 bonus program for our executive officers is 80% for corporate financial performance objectives and 20% for individual MBR performance objectives.

•	The fiscal 2015 annual restricted stock awards granted to our named executive officers approximate the 50th percentile of a market composite consensus.

•	We increased our CEO stock ownership guidelines from 3x base salary to 5x base salary.

•
We adopted a clawback policy for executive officers, whereby we require reimbursement of any excess annual incentive payment or long-term incentive payment to an executive officer where a lower payment would have been made to the executive based upon restated financial results.

•
For fiscal years 2015 through 2017, our Board of Directors has committed that we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 5.49% of the weighted average number of shares of our common stock that were outstanding at the end of each of such three fiscal years. For purposes of calculating the number of shares granted with respect to this commitment, stock awards will count as equivalent to 2.0 option shares.

•	We also increased our independent director stock ownership guidelines from 3x annual retainer to 5x annual retainer.

•
Our 5x stock ownership guidelines for our CEO and independent directors, along with our policy prohibiting executives and directors from hedging their Mercury shares, align the interests of our executives and directors with our shareholders.

The changes to our compensation program are discussed in detail below in this Compensation Discussion and Analysis. Our corporate governance policies are discussed earlier in this proxy statement in the section titled "Corporate Governance." Our equity-burn rate commitment is discussed in detail below in this Compensation Discussion and Analysis and earlier in this proxy statement in the section titled "Proposal 2: Approval of Amendment to 2005 Stock Incentive Plan."
Compensation Philosophy and Objectives
We use a pay-for-performance system that measures corporate financial and individual management-by results performance and rewards contributions toward our success.

Our executive compensation philosophy is to provide our executives with competitive pay opportunities with actual pay heavily influenced by the attainment of corporate financial and individual management-by-results (“MBR”) performance objectives. Our compensation philosophy is intended to meet the following objectives:

•
offer compensation opportunities that attract highly qualified executives, reward exceptional initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value; and

•	achieve our short-term and long-term strategic goals and values by aligning compensation with business objectives and individual MBR performance objectives.
To accomplish these objectives, our executive compensation programs are designed to maintain a significant portion of an executive’s total compensation at risk tied to our annual and long-term financial performance.
Our objective is to implement strategies for delivering compensation that are well structured, are competitive with the technology and defense industries, apply pay-for-performance principles, are appropriately aligned with Mercury’s financial goals, and are aligned with our shareholders’ objectives.
We benchmark executive compensation between the 50th and 75th percentiles compared to peer companies and the Radford Global Technology Survey.
How We Determine Executive Compensation
The Compensation Committee has responsibility for our executive compensation philosophy and the overall design of our executive compensation programs. The Compensation Committee is primarily responsible for setting executive compensation, which in the case of our CEO, is subject to ratification by a majority of the independent directors on the Board. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found earlier in this proxy statement under “Corporate Governance—What committees has the Board established? – Compensation Committee.”
The compensation of our executive officers is reviewed and approved by the Compensation Committee (with ratification of the CEO’s compensation by a majority of the independent directors on the Board). The Compensation Committee analyzes all elements of compensation separately and in the aggregate. In addition to evaluating our executives’ contribution and performance in light of corporate financial and individual MBR performance objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies and the Radford Global Technology Survey.
The Compensation Committee has engaged the services of Radford, an Aon Consulting company, as an independent compensation consultant. Radford assists the Compensation Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal 2014, Radford’s services included providing compensation survey data for non-employee directors, executives, and non-executive employees. The Compensation Committee's expenditures for Radford were $46,138 for fiscal 2014. For fiscal 2014, the Company's human resources department expended $15,800 for Radford market surveys for non-executive employees. For non-executive employees, management also uses a second compensation consultant to provide market compensation data.
In connection with its benchmarking efforts, the Compensation Committee uses data included in the Radford Global Technology Survey and also specific peer group data. The Compensation Committee annually reviews the companies included in the peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful.
The Compensation Committee used the following peer group in its determination of total compensation for fiscal 2014:

AeroVironment, Inc.	Cray, Inc.	KVH Industries, Inc.
American Science and Engineering, Inc.	Digital Globe, Inc.	NCI, Inc.
Analogic Corporation	Ducommun Incorporated	Radisys Corporation
Anaren, Inc.	Electro Scientific Industries, Inc.	Sonus Networks, Inc.
API Technologies Corp.	Globecomm Systems Inc.	Stratasys, Inc.
Cognex Corporation	IRobot Corporation	Symmetricom, Inc.
Comtech Telecommunications Corp.	KEYW Holdings Corporation

During fiscal 2014, Radford assisted us in reviewing our peer group. We retained the same peer group with the following exceptions:

•	we removed Cognex Corporation and Stratasys, Inc. from our peer group; and

•	we added Aeroflex Holding Corp. and CalAmp Corp. to our peer group.
Data with respect to the updated peer group listed below and the Radford Global Technology Survey was considered by the Compensation Committee in determining the annual equity awards for August 2014 (fiscal 2015).

Aeroflex Holding Corp.	Comtech Telecommunications Corp.	KEYW Holdings Corporation
AeroVironment, Inc.	Cray, Inc.	KVH Industries, Inc.
American Science and Engineering, Inc.	Digital Globe, Inc.	NCI, Inc.
Analogic Corporation	Ducommun Incorporated	Radisys Corporation
Anaren, Inc.	Electro Scientific Industries, Inc.	Sonus Networks, Inc.
API Technologies Corp.	Globecomm Systems Inc.	Symmetricom, Inc.
CalAmp Corp.	IRobot Corporation
In selecting our peer group, the Compensation Committee focused on company size (as indicated by revenue, number of employees, and market capitalization) and on industries similar to Mercury’s target markets.
In particular, the Compensation Committee reviewed the following elements of compensation against the benchmarking data:

•	base salary;

•	target bonus;

•	total target cash compensation (i.e., base salary plus target bonus);

•	target long-term incentive compensation, which consists of equity awards; and

•	target total direct compensation (i.e., target cash plus target long-term incentive compensation).
Each such element of compensation was compared to peer group data at the 25th, 50th, and 75th percentiles. The peer group used for fiscal 2014 consisted of a blend of public technology and defense companies with revenues generally between $100 million and $400 million (median revenue $240 million).
The Radford Global Technology Survey data and peer group data, as applicable, were reviewed together to form a final market data point. All forms of compensation were then evaluated relative to the market median. Individual compensation pay levels may vary based on individual performance and other considerations, including an executive’s relative experience in a new position, the initial compensation levels required to attract qualified new hires, and the compensation levels required to retain highly qualified executives.
The Compensation Committee evaluated the benchmarking data in connection with its determination of compensation levels for fiscal 2014. The data from this benchmarking indicated that each of base salary, target bonus as a percentage of base salary, total target cash compensation, target long-term incentive compensation, and total target direct compensation for our named executive officers was generally between the 50th and 75th percentiles, with cash compensation nearer to the 50th percentile and long-term incentive compensation (i.e., equity awards) nearer to the midpoint between the 50th and 75th percentiles.
We base our total compensation program not only on the application of corporate financial and individual MBR performance considerations and competitive positioning against our peer group, but also through the application of CEO and Compensation

Committee judgment. Our Board of Directors reserves the right to determine payouts under the portion of the CEO’s annual executive bonus tied to individual MBR performance objectives without regard to previously-established goals if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the Board’s judgment. The CEO is afforded similar discretion in recommending bonus payouts tied to individual MBR performance objectives for our other executive officers.
Our Elements of Total Compensation
Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based elements are designed to reward performance at two levels: (1) individual MBR performance; and (2) corporate financial performance compared to annual business goals.
We compensate our executives principally through base salary, performance-based annual cash bonuses, and equity awards. The objective of this approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver financial results. The Compensation Committee has chosen to put a substantial portion of each executive’s total compensation at risk, contingent upon the achievement of our annual strategic operating plan and budgeted adjusted EBITDA and revenue targets.
Base salaries, target bonuses, and equity awards for our executive officers (other than the CEO) are set by the Compensation Committee following its review and approval of recommendations from the CEO. For the CEO, these elements of compensation are set by the Compensation Committee, and are subject to ratification by a majority of independent directors on the Board.
Base Salary
The Compensation Committee targets base salaries around the 50th percentile of a composite index of data from our peer group and the Radford Global Technology Survey. In addition, when the Compensation Committee annually considers executive base salaries, it takes into account each executive’s role and level of responsibility.
For fiscal 2014, we made no changes in the base salaries for our named executive officers. Holding executive base salaries at prior-year levels was consistent with market conditions during fiscal 2014.

A portion of Mr. Thibaud’s salary is paid in Euros. The salary column in the Summary Compensation Table reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month.
Annual Executive Bonus Program
The Compensation Committee targets total cash compensation (i.e., base salary plus annual cash bonus opportunity) around the 50th percentile of a composite index of data from our peer group and the Radford Global Technology Survey. Our annual executive bonus program is the variable performance-based element of our overall compensation program. This bonus program provides the potential for additional cash compensation for our executive officers based on achieving the corporate financial and, where applicable, operational goals contained in the annual strategic operating plan that is approved by our Board of Directors in the first month of the fiscal year, as well as individual MBR performance goals. Participants in the program are senior executives who have a strategic function and are recommended by the CEO to the Compensation Committee for participation in the program. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk. This program consists of two elements: (1) target bonuses; and (2) potential over-achievement awards. Each executive officer’s target bonus is determined based on position, responsibilities, and total target cash compensation, and may be subject to change from year to year. In addition, each executive officer’s over-achievement award is determined based on actual adjusted EBITDA (defined below) exceeding budgeted adjusted EBITDA for the fiscal year and the Company meeting or exceeding a threshold revenue target for the fiscal year.
Adjusted EBITDA is a non-GAAP measure and all references to actual adjusted EBITDA in this Compensation Discussion and Analysis refer to such non-GAAP measure. As used in the annual executive bonus plan, adjusted EBITDA includes net income (loss) (prior to the impact, if any, of a payout of any potential overachievement award) and is adjusted for the following: interest income and expense; income taxes; depreciation; amortization of acquired intangible assets; restructuring and other charges; impairment of long-lived assets; acquisition costs and other related expenses; fair value adjustments from purchase accounting; and stock-based compensation expense. Because the annual executive bonus plan calls for a comparison of actual adjusted EBITDA to budgeted adjusted EBITDA for the fiscal year, the operating impact of one or more acquisitions occurring during a fiscal year (which may not have been included in the budget) may be included in the calculation of actual adjusted EBITDA only if all costs related to such acquisition(s) are included as well. In this way, plan participants cannot benefit from acquisition activities by excluding the transaction-related costs associated with the acquisition, and are also not penalized by an acquisition occurring part way through a fiscal year when the partial-year operating results of the acquisition may not be sufficient to cover such transaction-related costs. Actual adjusted EBITDA for fiscal 2014 includes the financial results from Mercury Intelligence Systems (MIS) which we owned for the full fiscal year but which was classified as a discontinued operation during the fourth quarter of fiscal 2014. As such, adjusted EBITDA reported in our fiscal 2014 fourth quarter earnings release differs slightly from the adjusted EBITDA used to calculate financial performance for purposes of the annual executive bonus program since the earnings release excludes the financial results of MIS and our annual executive bonus plan includes the financial results of MIS.

The following table indicates for fiscal 2014: (1) the target bonus for each named executive officer as a percentage of his base salary; (2) the percentage of the target bonus tied to corporate financial performance objectives; and (3) the percentage of the target bonus tied to individual MBR performance objectives.

Named Executive Officer and Title	Target Bonus as a Percentage of Base Salary	Portion Related to Corporate Financial Performance Objectives	Portion Related to Individual MBR Performance Objectives
Mark Aslett, President and Chief Executive Officer	100%	75%	25%
Kevin M. Bisson, SVP, Chief Financial Officer, and Treasurer	60	75	25
Gerald M. Haines II, SVP, Corporate Development, Chief Legal Officer, and Secretary	60	75	25
Didier M.C. Thibaud, President, Mercury Commercial Electronics	60	75	25
Charles A. Speicher, VP, Controller, and Chief Accounting Officer	35	75	25

For all of our named executive officers, we allocate a majority of their bonus potential to the achievement of overall corporate financial performance objectives, which are based on the achievement of an adjusted EBITDA target in our strategic operating plan for the fiscal year as well as meeting or exceeding a revenue threshold target for over-achievement awards.
Corporate Financial Performance Objectives
As part of our fiscal 2014 strategic operating plan, we set the financial portion of our annual executive bonus plan for fiscal 2014 at the July 2013 meeting of the Board of Directors. Payouts for corporate financial performance for fiscal 2014 were based on objectives for the fiscal year broken into the first and second half of the year and were subject to the following payout formulas:

Fiscal 2014 First Half Payout Formula
(July 1, 2013 - December 31, 2013)

Adjusted EBITDA Target (for first half of fiscal year)	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than $4.4 million	—	Below Threshold
$4.4 million (base financial plan)	33%	Threshold
Greater than $4.4 million but less than $7.1 million	Proportionate % between 33% and 50%	—
$7.1 million (probable financial plan)	50%	Target
Greater than $7.1 million but less than $10.1 million	Proportionate % between 50% and 75%	—
$10.1 (possible financial plan)	75%	—
Greater than $10.1 million	75%	Maximum

Fiscal 2014 Second Half Payout Formula
(January 1, 2014 - June 30, 2014)

Adjusted EBITDA Target (for second half of fiscal year)	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than $3.0 million	—	Below Threshold
$3.0 million (base financial plan)	50%	Threshold
Greater than $3.0 million but less than $13.2 million	Proportionate % between 50% and 75%	—
$13.2 million (probable financial plan)	75%	Target
Greater than $13.2 million but less than $23.6 million	Proportionate % between 75% and 125%	—
$23.6 million (possible financial plan)	125%	—
Greater than $23.6 million	125%	Maximum
The Compensation Committee reserves the right to vary from year to year the percentages of the target corporate bonus earned upon achievement of the threshold, target, and maximum adjusted EBITDA objectives.
Fiscal 2014 actual adjusted EBITDA for purposes of the annual executive bonus program was $8.7 million for the first half of the fiscal year, yielding a payout at 63.4% of the first half target corporate financial performance bonus, and $14.7 million for the second half of the fiscal year, yielding a payout at 82.0% of the second half target corporate financial performance bonus.
Over-Achievement Awards
Each executive officer’s potential over-achievement award for fiscal 2014 was based on the executive’s share of any over-achievement award pool. The percentage of the over-achievement award pool granted to an executive is the same percentage as the individual executive’s participation in the annual executive bonus program relative to the total size of the executive bonus program for the fiscal year. The size of any over-achievement award pool is determined based on the amount by which actual adjusted EBITDA exceeded budgeted adjusted EBITDA. The potential over-achievement award pool for fiscal 2014 was 25% of the amount, if any, by which actual adjusted EBITDA exceeded budgeted adjusted EBITDA.
In order to earn an over-achievement award in fiscal 2014, the Company had to satisfy a $265.5 million revenue target and actual adjusted EBITDA had to exceed the possible adjusted EBITDA of $33.7 million. For fiscal 2014, actual revenue and actual adjusted EBITDA were both below their respective targets. Because actual adjusted EBITDA did not exceed budgeted adjusted EBITDA, there was no over-achievement award pool for fiscal 2014.
To aid executive retention, 50% of any over-achievement award earned is banked and paid out annually over a three-year period. Banked over-achievement awards are forfeited if the executive is terminated for cause or resigns without good reason and are paid if the executive is terminated without cause, resigns for good reason, leaves pursuant to a planned retirement, or dies. While no over-achievement awards were earned during fiscal 2014, one-third of the banked portion of the over-achievement awards earned by Messrs. Aslett, Haines, and Thibaud during fiscal 2011 were released at the end of fiscal 2014.
Individual MBR Performance Objectives
Individual MBR performance objectives for our executive officers (other than the CEO) are initially recommended by our CEO after consultation with the affected executive officers and reviewed and approved by the Compensation Committee. These individual MBR performance objectives are intended to focus the executive’s actions for the following fiscal year in line with our strategic operating plan. At the end of the fiscal year, the CEO measures individual achievement for an executive officer by comparing actual performance of the executive to the previously established goals. The CEO is permitted to change an executive officer’s individual MBR performance objectives, or recommend a payout without regard to previously-established goals, if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the CEO’s judgment. No such changes were made during fiscal 2014 for our named executive officers. At the end of the fiscal year, the CEO reports to the Compensation Committee on the executive officers’ achievement of individual MBR performance objectives, and the Compensation Committee reviews and approves the payout of the individual MBR performance objective bonuses to our executive officers (other than the CEO), based on the CEO’s recommendation.

Individual MBR performance objectives for our CEO are established by the independent directors on the Board of Directors upon the recommendation of the Compensation Committee. At the end of the fiscal year, all of the independent directors evaluate the

CEO’s performance in light of the previously-established goals, and based on that review, the Compensation Committee approves the payout of the CEO’s individual MBR performance objective bonus, which is subject to ratification by a majority of the independent directors on our Board.
Set forth below are the specific individual MBR performance objectives for our named executive officers for fiscal 2014.
Mark Aslett, President and Chief Executive Officer. The individual MBR performance objectives for Mr. Aslett established by the independent directors on the Board of Directors, upon the recommendation of the Compensation Committee, were as follows:

•
Grow our defense and intelligence business by implementing a global unified sales channel and strategic account model - increase total company bookings to $235 million, grow new design wins with a total probable value of $400 million, and implement a global unified sales channel and strategic account management model (25% of individual MBR bonus potential);

•
Prioritize innovation investments that matter to the development of open sensor and big data processing subsystem solutions - develop OpenRFM architecture, develop a next-generation infiniband processor, develop next generation cooling technology, continue to innovate integrated product security, and develop a next generation FPGA processor (20% of individual MBR bonus potential);

•
Profitably grow and scale a services and systems business - build out a new advanced microelectronics center (AMC) manufacturing facility in Hudson, NH, consolidate non-core facilities into the new AMC, retire acquisition legacy enterprise resource planning systems in the former Micronetics locations and migrate to Oracle and Solumina systems in both AMCs (Hudson and West Caldwell), retire legacy time reporting and move to Autotime for MCE operations and engineering, and move MCE SSI organization to Oracle Projects/Deltek (25% of individual MBR bonus potential);

•
Excel at customer intimacy and quality across the organization - implement new quality organization and improve on time delivery and quality across the enterprise (10% of individual MBR bonus potential); and

•
Evolve our organization model, develop people, drive culture and values - ensure success of new organizational model and leadership, implement cultures and values assessment and peer feedback session further into the organization, continue to standardize and improve Defense Security Service (DSS) security, trade compliance and government contracting, and continue to standardize and improve IT cyber security (20% of individual MBR bonus potential).

Kevin M. Bisson, Senior Vice President, Chief Financial Officer, and Treasurer. The individual MBR performance objectives for Mr. Bisson approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Drive shareholder value creation - accelerate pace of road shows/investor conferences, achieve at least a 20% increase in the proportion of long-only shareholders, and evaluate alternatives to enhance shareholder value (25% of individual MBR bonus potential);

•
Provide business systems integration support - support the completion of system conversions to Auto Time, Auto Time Interface to ADP and deployment of Deltek Cobra at Mercury Commercial Electronics (MCE), complete migration from Intuitive to Oracle, and update internal control processes for system conversions (25% of individual MBR bonus potential);

•
Develop organizational plans to align functional and business unit priorities - align joint objectives with the MCE President and Director of FP&A, achieve fiscal 2014 cash flow plan, and put in place percentage of completion accounting processes in coordination with FP&A and program managers (20% of individual MBR bonus potential);

•
Migrate treasury systems to TD Bank - move all operating accounts, vendor payments, and cash collections to TD Bank, increase ACH participation by vendors by 20%, and move corporate credit card program to TD Bank (20% of individual MBR bonus potential); and

•
Enhance the development of finance expertise and talent - assist in hiring of Defense Contracts Audit Agency (DCAA) contracts/accounting person and analysis of DCAA rates, focus on tax planning strategies related to increased R&D and foreign tax credits, and the complete risk assessment of the AMC (10% of individual MBR bonus potential).

Gerald M. Haines II, Senior Vice President, Corporate Development, Chief Legal Officer, and Secretary. The individual MBR performance objectives for Mr. Haines approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Organize and align groups with business needs in the areas of government contracting, compliance, and risk management - hire DCAA Compliance director, complete assessment of compliance infrastructure and processes, maintain compliance and preserve data rights, establish succession plan for legal function, establish functional centers of excellence and integrate into business processes, and maintain personnel development on track with newly established development tracks (30% of individual MBR bonus potential);

•
Extend security and trade compliance training administration into new affiliates - achieve Superior DSS ratings, hire new Cypress, CA facility security officer; implement security/trade compliance reporting dashboard, and assist in the development in IT security plan (25% of individual MBR bonus potential);

•
Mergers, acquisitions, and partnerships - support merger and acquisition business evaluations and project reviews and submit and execute multiple strategic partnering agreements with customers (25% of individual MBR bonus potential); and

•
Continue planned evolution of legal and operational structure to support growth - centralize Mercury Defense Systems contracting support, functionally integrate Mercury Intelligence Systems contracting resource, implement review/input process for cost-based bid and proposal work, and successfully meet all DCAA audit requirements (20% of individual MBR bonus potential).

Didier M.C. Thibaud, President, Mercury Commercial Electronics. The individual MBR performance objectives for Mr. Thibaud approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Grow our defense and intelligence business by implementing a global unified sales channel and strategic account model - achieve total company bookings target of $235 million, grow new design wins with a total probable value of $400 million, establish new strategic account management process, quarterly assess account manager and general manager performance on driving growth and cross functional team work, and drive services and system integration design wins with 75% of design wins being services led (30% of individual MBR bonus potential);

•
Excel at customer intimacy and quality across the organization - drive continuous improvement at system level across Mercury and improve on-time delivery, quality, and customer satisfaction (20% of individual MBR bonus potential);

•
Prioritize innovation investments that matter to the development of open sensor and big data processing subsystem solutions - develop OpenRFM architecture, develop a next-generation infiniband processor, develop next generation cooling technology, continue to innovate integrated product security, and develop a next generation FPGA processor (20% of individual MBR bonus potential);

•
Excel at Customer Intimacy - establish new engineering services organization, become the go-to organization for packaging and mechanical design, implement new advanced microelectronics center in Hudson, NH, achieve our planned inventory turns, and execute on new business process systems implementation (20% of individual MBR bonus potential); and

•
Evolve our organization model, develop people, drive culture, and values - assist with Mercury Defense Systems business transition, successfully transition the new general managers of RFM and MCE Embedded Products groups, coach and mentor select people, and identify key talent for coaching and development planning (10% of individual MBR bonus potential).

Charles A. Speicher, Vice President, Controller, and Chief Accounting Officer. The individual MBR performance objectives for Mr. Speicher approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•
Provide business systems integration support - deploy Deltek time tracking and integration with ADP, complete migration of five instances of Intuitive to Oracle, train RF/Microwave group on percentage of completion accounting tools and methodology (25% of individual MBR bonus potential);

•
Drive shareholder value creation - support the completion of restructuring activities, integration activities, payroll centralization, and banking centralization (25% of individual MBR bonus potential);

•
Develop organizational plans to align functional and business unit priorities - coordinate cross functional matters with the CFO, MCE President, and MCE Director of Finance, expand training of business units on percentage of completion accounting and Oracle projects, develop new revenue recognition policy for RF/Microwave group under FASB ASC 605-25, and implement a new letter of credit process to enhance foreign collections (20% of individual MBR bonus potential);

•
Migrate treasury systems to TD Bank - convert all Silicon Valley Bank and Citizens Bank accounts to TD Bank, increase ACH vendor participation to over 85% target metric, improve former Micronetics ACH adoption to 50% adoption, increase raw ACH participation by 20%, and transition all of former Micronetics employees onto Mercury's credit card and purchasing program (20% of individual MBR bonus potential); and

•
Enhance the development of finance expertise and talent - assist in recruiting new Director of DCAA Compliance, expand use of R&D credits and foreign tax credits, and engage a tax expert to provide a detailed review of deferred tax assets and liabilities and tax provision model (10% of individual MBR bonus potential).

Our named executive officers satisfied their individual MBR performance objectives as follows: Mr. Aslett, 95%; Mr. Bisson, 95%; Mr. Haines, 95%; Mr. Thibaud, 95%; and Mr. Speicher 95%.
Departure of Kevin M. Bisson During Fiscal 2015
Effective as of the close of business on September 3, 2014, Kevin M. Bisson vacated the position of Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Bisson is entitled to the severance benefits under his letter agreement with the Company on the basis of an involuntary termination by the Company without cause as described in further detail below.
Appointment of Gerald M. Haines II as Executive Vice President and Chief Financial Officer During Fiscal 2015
Effective as of the close of business on September 3, 2014, we appointed Gerald M. Haines II as Executive Vice President and Chief Financial Officer. In connection with the assumption of his new responsibilities, Mr. Haines received a restricted stock award for 35,000 shares under our 2005 Stock Incentive Plan. This restricted stock award has the same vesting characteristics as the company’s most recent annual grant for its named executive officers discussed below.

Annual Executive Bonus Program for Fiscal 2015
For fiscal 2015, the target bonus as a percentage of base salary for the CEO under the annual executive bonus program will be 100%; for the President of Mercury Commercial Electronics and the Executive Vice President and Chief Financial Officer will be 60%; and for the Vice President, Controller, and Chief Accounting Officer will be 40%. Also, for fiscal 2015, to better align incentive compensation with specific, objective corporate performance measures, the bonus components for our executive officers will be 80% for corporate financial performance objectives and 20% for individual MBR performance objectives. The potential over-achievement award pool for fiscal 2015 will be 25% of the amount, if any, by which actual adjusted EBITDA exceeds budgeted adjusted EBITDA, subject to the Company meeting or exceeding a threshold revenue target for fiscal 2015. As used in the fiscal 2015 annual executive bonus plan, adjusted EBITDA includes income (loss) from continuing operations (prior to the impact, if any, of a payout of any potential overachievement award) and is adjusted for the following: interest income and expense; income taxes; depreciation; amortization of acquired intangible assets; restructuring and other charges; impairment of long-lived assets; acquisition costs and other related expenses; fair value adjustments from purchase accounting; and stock-based compensation expense.

Equity Compensation
We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers’ total compensation. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. Our 2005 Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock, and deferred stock awards. The Compensation Committee determines which instruments to use on a grant-by-grant basis. When approving equity awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Mercury, the anticipated contribution to meeting Mercury’s long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers, and aggregate grants to all executive officers are also taken into consideration.
In considering the executive’s current contribution to Mercury, the Compensation Committee reviews the executive’s role within Mercury, the contribution that the executive is currently making to Mercury, the results achieved by the executive, and input from the CEO with respect to executive officers other than the CEO. In general, executives with higher levels and amounts of responsibility receive larger equity awards. As a result, the CEO, CFO, and business unit leaders tend to have larger equity awards than our other executives.
In terms of the executive’s anticipated contribution to meeting long-term strategic performance goals, the Compensation Committee reviews the potential role of the executive in achieving the long-term strategic goals set forth in our strategic operating plan, again with input from the CEO with respect to executives other than the CEO. The Compensation Committee considers the incentive and retention value that equity awards may provide.

Finally, the Compensation Committee reviews proposed equity awards to executives against benchmarking and peer group data. The Compensation Committee believes that equity awards create an incentive in addition to the annual executive bonus program in order to attract and retain senior executives who would contribute to our future success. As a result, the Compensation Committee intends for equity awards to executives as part of their long-term incentive compensation to generally be in line with industry practices and norms, both in terms of the type of equity award (e.g., stock options versus restricted stock) and the amount of the award.
The Compensation Committee has adopted an equity compensation awards policy that describes how equity awards are granted. Awards are granted by the Compensation Committee, subject to the following:

•	any award granted to the CEO is subject to ratification by a majority of the independent directors on the Board; and

•
the Compensation Committee may delegate to the CEO the authority to grant awards to other employees (other than our executive officers or other persons deemed to be “covered employees” within the meaning of Section 162(m) of the Code), subject to guidelines that are included in any such delegation.

The equity compensation awards policy provides pre-established monthly grant dates for new hires, as well as quarterly grant dates. New-hire grants are made with an effective date of the 15th of each month following the date of hire, or if not a business day, the next succeeding business day. Quarterly grants are made with an effective date of the 15th of February, May, August, or November, or if not a business day, then the next succeeding business day. Awards are made on these pre-established dates regardless of whether the Compensation Committee, the Board, or the CEO is then in possession of material, non-public information. This policy is not intended to time the grant of equity awards in coordination with such information.
Under the equity compensation awards policy, the Compensation Committee may also grant equity awards having an effective date other than a pre-established new-hire or quarterly grant date if the committee determines in good faith that such award is advisable and in the best interests of Mercury and so long as the committee believes, in good faith, that neither the members of the committee nor the grantee is then in possession of material, non-public information concerning Mercury. Grants are made by the Compensation Committee only at a meeting of the committee, which must occur on or prior to (but not after) the grant date applicable to such awards. Grants to the CEO are ratified by the independent directors only at a meeting of the Board, which must occur on or prior to (but not after) the grant date applicable to such award. Grants made by the CEO pursuant to delegated authority are evidenced by a grant document that must be signed and dated by the CEO on or prior to (but not after) the grant date applicable to such awards.
Fiscal 2014 Equity Awards
The annual restricted stock awards granted during fiscal 2014 to our named executive officers approximated the 63rd percentile of a market composite consensus consisting of the Company's named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies with revenue levels generally between $100 million and $400 million (median revenue $240 million).
The fiscal 2014 annual restricted stock awards to our named executive officers were: Mr. Aslett, 122,684 restricted shares; Mr. Bisson, 44,166 restricted shares; Mr. Haines, 44,166 restricted shares; Mr. Speicher, 14,722 restricted shares; and Mr. Thibaud, 73,611 restricted shares. Each award is subject to four year time vesting, with 25% of each award vesting on the first four anniversaries of the grant date. For fiscal 2014, the Compensation Committee granted annual equity awards at the Committee’s July 2013 meeting with a fixed dollar value for each individual grant. The number of shares awarded for the annual executive grant effective as of August 15, 2013 for each named executive officer was determined by dividing the dollar value fixed for such executive grant by the average closing price of Mercury’s common stock during the 30 calendar days prior to August 15, 2013.
These equity grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.
Fiscal 2015 Annual Equity Awards
Subsequent to fiscal 2014, we granted annual restricted stock awards to our named executive officers. The fiscal 2015 annual restricted stock awards granted to our named executive officers approximated the 50th percentile of a market composite consensus consisting of the Company's named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies with revenue levels generally between $100 million and $400 million (median revenue $240 million).
The fiscal 2015 annual restricted stock awards to our named executive officers were: Mr. Aslett, 95,000 restricted shares; Mr. Haines, 35,000 restricted shares; Mr. Speicher, 10,000 restricted shares; and Mr. Thibaud, 40,000 restricted shares. In addition, Mr. Haines received a supplemental restricted stock award for 35,000 shares on September 3, 2014 in connection with his appointment to the position of Executive Vice President and Chief Financial Officer. Since these awards occurred during fiscal 2015, they are not reflected in the Outstanding Equity Awards at Fiscal Year-End Table for fiscal 2014 included in this proxy statement. For fiscal 2015, the Compensation Committee granted annual equity awards for a fixed number of shares (rather than a fixed dollar amount) for each individual grant. The grant date of the fiscal 2015 equity awards was August 15, 2014, other than the supplemental equity award to Mr. Haines which was granted on September 3, 2014.
Effective for fiscal 2015, we are using a mix of performance-based equity and time-based equity as part of our overall effort to align incentive compensation with specific corporate performance metrics. Each fiscal 2015 restricted stock award for our named executive officers is 50% performance-based vesting and 50% time-based vesting. For the performance-based vesting half of each award, the executive earns the award based on achieving target levels of a ratio of adjusted EBITDA to revenue for the relevant performance period. Our performance-based equity awards use a different performance measure than our fiscal 2015 annual executive bonus program. One-third of the performance-based awards vest or forfeit based on achieving financial goals for the one-year period ending June 30, 2015, one-third vest or forfeit based on achieving financial goals for the two-year period ending June 30, 2016, and one-third vest or forfeit based on achieving a financial goals for the three-year period ending June 30, 2017. In an effort to address short, medium, and long-term performance objectives and to create an orderly transition toward increased emphasis on multi-year objectives, we are phasing in the use of three-year cliff vesting for performance-based awards and ultimately intend to only use three-year cliff vesting for performance equity within a few years. For the time-based vesting half of the fiscal 2015 awards, one-third vests on each of the first three anniversaries of the grant date.
Fiscal 2015 Restricted Stock Awards

Named Executive Officer and Title	Performance-Based Restricted Shares (# of shares) (1)	Time-Based Restricted Shares (# of shares)	Total (# of shares)
Mark Aslett, President and Chief Executive Officer	47,500	47,500	95,000
Gerald M. Haines II, EVP, Chief Financial Officer, and Treasurer (2)	35,000	35,000	70,000
Charles A. Speicher, VP, Controller, and Chief Accounting Officer	5,000	5,000	10,000
Didier M.C. Thibaud, President, Mercury Commercial Electronics	20,000	20,000	40,000
(1) The number of performance-based restricted shares in the table above reflects the maximum number of shares that the executive could earn for all performance periods. The actual shares earned could be zero or a fraction of these amounts; however, the executive cannot earn more than the amounts reflected above.
(2) The number of shares includes 35,000 shares granted to Mr. Haines on August 15, 2014 as an annual restricted stock award plus a supplemental 35,000 shares awarded to Mr. Haines on September 3, 2014 upon his appointment to the position of Executive Vice President and Chief Financial Officer.
These equity grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.
Fiscal Year 2012-2014 Equity Burn Rate
The following table below sets forth our equity burn-rate for fiscal years 2012-2014.

Fiscal Year	Stock Option Grants (1)	Retention Restricted Stock Grants (2)	Annual Restricted Stock Grants	Multiplier for Restricted Stock Grants (3)	Total Grants	Basic Weighted Avg. Common Shares Outstanding	Annual Burn Rate

2014	0	0	954,269	2.0	1,908,538	31,000,983	6.16%
2013	271,488	436,000	890,989	2.0	2,925,466	30,128,247	9.71%
2012	0	0	585,070	2.0	1,170,140	29,476,817	3.97%
						Avg. Burn Rate	6.61%
(1) In connection with our acquisition of Micronetics, Inc. during fiscal 2013, we assumed the outstanding stock options under the Micronetics, Inc. 2006 Equity Incentive Plan. Mercury did not grant any stock options during fiscal years 2012-2014; the 271,488 stock options were Micronetics, Inc. stock options outstanding and assumed by Mercury Systems, Inc. at the closing of the acquisition of Micronetics in fiscal 2013.
(2) We granted retention restricted stock awards to certain of our named executive officers and other members of senior management during fiscal 2013. These retention awards, which were granted effective as of August 15, 2012, were intended to create a greater retention value in light of the significant defense market headwinds, including impending defense budget sequestration, facing the industry and Mercury in fiscal 2013.
(3) For full-value equity awards such as restricted stock grants, each full-value share granted counts as 2.0 stock option shares under our 2005 Stock Incentive Plan, as amended effective upon shareholder approval at the 2014 Annual Meeting of Shareholders.
Pro Forma Equity Burn Rate
The following table below sets forth a pro forma equity burn-rate for fiscal years 2012-2014. On a pro forma basis, our fiscal 2012-2014 three-year average annual burn rate was 5.35%. We believe this pro forma equity burn rate represents a more normalized view of our equity granting activity, adjusting for the assumed Micronetics, Inc. stock options and the fiscal 2013 retention grants. No similar retention grants have been made before or since fiscal 2013.

Fiscal Year	Stock Option Grants	Retention Restricted Stock Grant	Annual Restricted Stock Grants	Multiplier for Restricted Stock Grants	Total Grants	Basic Weighted Avg. Common Shares Outstanding	Annual Burn Rate

2014	—	—	954,269	2.0	1,908,538	31,000,983	6.16%
2013	—	—	890,989	2.0	1,781,978	30,128,247	5.91%
2012	—	—	585,070	2.0	1,170,140	29,476,817	3.97%
						Avg. Burn Rate	5.35%
Fiscal Year 2015-2017 Equity Burn Rate Commitment

In connection with the approval by shareholders of the amendment and restatement of our 2005 Stock Incentive Plan, our Board of Directors will commit to our shareholders that for fiscal years 2015 through 2017, we will not grant during such three fiscal years a number of shares subject to options or stock awards to employees or non-employee directors, such that the average number of shares granted in each of such fiscal years over such three-year period is greater than 5.49% of the weighted average number of shares of our common stock that were outstanding at the end of each of such three fiscal years (the “Burn-Rate Commitment”).  This limitation does not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans.  For purposes of calculating the number of shares granted in a fiscal year with respect to this commitment, for full-value equity awards such as restricted stock grants, each full-value share granted counts as 2.0 stock option shares under our 2005 Stock Incentive Plan, as amended effective upon shareholder approval at the 2014 Annual Meeting of Shareholders.
Employee Benefits
We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: (1) medical, dental, and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; (2) company-paid group life and accident insurance of one times base salary (up to $350,000); (3) employee-paid supplemental group life and accident insurance up to five times base salary (up to $400,000); (4) short- and long-term disability insurance; (5) a qualified 401(k) retirement savings plan with a 50% company match up to 6% of base pay as contributed by the individual to the 401(k) plan (subject to IRS limits on contributions); and (6) an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.
Perquisites and Personal Benefits
We provide our executive officers with up to $2,000 annually for personal tax and financial planning services.
Employment and Severance Agreements
We have entered into an employment agreement with Mr. Aslett and severance agreements with Messrs. Bisson and Haines, each as described below. The Compensation Committee consulted with Radford regarding the market parameters of similar compensation arrangements for executive officers in connection with entering into these agreements.
We entered into an employment agreement with Mr. Aslett in connection with his appointment as CEO in November 2007. Given the highly competitive market for executive talent, we believe that it was appropriate to enter into this agreement with Mr. Aslett in order to induce him to join our company. The agreement is intended to provide Mr. Aslett with certainty regarding his compensation so that he can attend to his assigned duties without distraction, while also allowing us flexibility to design a compensation program for Mr. Aslett based on our “pay-for-performance” philosophy. The agreement provides for an 18-month term, with one-year renewal periods. The employment agreement provides that Mr. Aslett will receive an initial annual base salary of $500,000 (subject to annual review by the Board), and that he will be eligible to participate in our annual executive bonus program in an amount determined by the Board. The employment agreement also provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”
In connection with his offer to join the Company, we agreed to provide Mr. Haines with certain severance benefits. Under the terms of the offer letter to Mr. Haines, if we terminate his employment without “cause” or Mr. Haines terminates his employment for “good reason,” then we will pay Mr. Haines a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services.
In connection with his offer to join the Company, we agreed to provide Mr. Bisson with certain severance benefits. Under the terms of the offer letter to Mr. Bisson, if we terminate his employment without “cause” or Mr. Bisson terminates his employment for “good reason,” then we will pay Mr. Bisson a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services.
For more details, please refer to “Agreements with Named Executive Officers.”
Change in Control Severance Agreements
We recognize that Mercury, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of Mercury and our shareholders. Our named executive officers have agreements intended to reinforce and encourage the continued attention of our executives to their assigned duties without distraction and to ensure the continued availability to Mercury of each of our executives in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of Mercury and our shareholders. Provisions of these agreements relating to termination and change in control are summarized under “Potential Payments to Named Executive Officers upon Termination of Employment Following a Change in Control.”
Tax Deductibility of Compensation
Section 162(m) of the Code limits the deduction a public company is permitted for compensation paid to the CEO and to the three most highly compensated executive officers other than the CEO and CFO. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, is non-discretionary, and has been approved by our shareholders. In its deliberations, the Compensation Committee considers ways to maximize deductibility of executive compensation, but, other than as discussed below, retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. During fiscal year 2014, the Compensation Committee adopted, and our shareholders approved, our Executive Bonus Plan—Corporate Financial Performance that is designed to be Section 162(m) compliant. As such, payments under this plan, which are based on the achievement of objective corporate financial targets, should be excluded from the $1,000,000 limitation under Section 162(m). Effective for fiscal 2015, the performance-based restricted share awards should also be excluded from the $1,000,000 limitation under Section 162(m).

How were the executive officers compensated for fiscal 2012, 2013, and 2014?
The following table sets forth all compensation paid to our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” for the last three fiscal years.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Mark Aslett President and Chief Executive Officer	2014	$500,000	$—	$1,131,146	$—	$391,375	$—	$9,800	$2,032,321
	2013	500,000	—	3,003,604	—	275,875	—	7,500	3,786,979
	2012	500,000	—	1,000,575	—	278,625	—	10,350	1,789,550
Kevin M. Bisson (6) SVP, Chief Financial Officer, and Treasurer	2014	310,000		407,211		145,592		8,977	871,780
	2013	310,000	—	478,249	—	101,696	—	8,573	898,518
	2012	140,692	100,000	801,000	—	53,219	—	3,577	1,098,488
Gerald M. Haines II (7) SVP, Corporate Development, Chief Legal Officer, and Secretary	2014	310,000		407,211		145,592		8,977	871,780
	2013	310,000	—	693,985	—	101,696	—	7,537	1,113,218
	2012	298,462	—	371,950	—	104,223	—	7,613	782,248
Charles A. Speicher VP, Controller, and Chief Accounting Officer	2014	215,000		135,737		58,902		10,187	419,826
	2013	215,000	—	166,388	—	41,143	—	9,277	431,808
	2012	215,000	—	132,795	—	43,626	—	7,350	398,771
Didier M.C. Thibaud (8) President, Mercury Commercial Electronics	2014	343,432		678,693		145,592	14,047	9,494	1,191,258
	2013	334,649	—	1,446,238	—	101,231	7,163	9,258	1,898,539
	2012	340,361	—	489,990	—	101,324	336	8,800	940,811

(1)	Mr. Bisson received a $100,000 hiring bonus upon the commencement of his employment during fiscal 2012.

(2)
These columns represent the grant date fair value of stock and stock-based awards in accordance with FASB ASC Topic 718. For fiscal 2013, the restricted stock awards reflected two separate grants: (i) an annual grant; and (ii) a retention grant. See the Compensation Discussion & Analysis section for a discussion of these grants. For fiscal 2014 and 2012, there were no retention grants.

(3)	The aggregate amounts in this column reflect payments under our annual executive bonus program. The table below shows the components of our annual executive bonus program earned for fiscal 2014:

Name	Corporate Financial Performance Bonus	MBR Bonus	Over- Achievement Award	Total Non-Equity Incentive Plan Compensation
Mark Aslett	$272,625	$118,750	$—	$391,375
Kevin M. Bisson	101,417	44,175	—	145,592
Gerald M. Haines II	101,417	44,175	—	145,592
Charles A. Speicher	41,030	17,872	—	58,902
Didier M.C. Thibaud	101,417	44,175	—	145,592
  (4) The amounts in this column reflect the aggregate change in the actuarial present value of Mr. Thibaud’s accumulated benefit under the retirement indemnities pension plan for our French national employees. Amounts under the plan are payable in Euros and the amounts listed in the table above have been converted to dollars using the exchange rate in effect at the end of the applicable fiscal year.

(5)	The table below shows the components of this column for fiscal 2014:

Name	401(k) Plan Matching Contribution(a)	Perquisites and Other Personal Benefits(b)	Total All Other Compensation
Mark Aslett	$7,800	$2,000	$9,800
Kevin M. Bisson	8,977	—	8,977
Gerald M. Haines II	8,977	—	8,977
Charles A. Speicher	8,187	2,000	10,187
Didier M.C. Thibaud	7,650	1,844	9,494

(a)
The amounts in this column represent our matching contributions allocated to each of the named executive officers who participate in our 401(k) retirement savings plan (subject to IRS limits on contributions to the 401(k) plan). All such matching contributions vest based upon the same vesting schedule used for all other employees.

(b)	The amounts in this column include payments we made to or on behalf of the named executive officers for personal tax and financial planning.

(6) Mr. Bisson joined the Company in January 2012. Mr. Bisson vacated the position of Senior Vice President, Chief Financial Officer, and Treasurer in September 2014 (fiscal 2015).
(7) Mr. Haines was appointed to the position of Executive Vice President, Chief Financial Officer, and Treasurer in September 2014 (fiscal 2015).

(8)
A portion of Mr. Thibaud’s salary in fiscal years 2012, 2013, and 2014 was paid in Euros. The salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. The amounts in the “Non-Equity Incentive Plan Compensation” column were paid in USD.

Grants of Plan-Based Awards
The following table reflects: (i) the grant date fair value of equity awards granted to the named executive officers under the 2005 Plan during fiscal 2014; and (ii) the possible cash amounts that could have been earned under each element (i.e., corporate financial performance, individual MBRs, and over-achievement awards) of our annual executive bonus program for fiscal 2014. The actual payouts for fiscal 2014 under our annual executive bonus program are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
Grants of Plan-Based Awards—Fiscal 2014

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
Mark Aslett
Restricted Stock	8/15/2014 (2)	—	—	—	122,684	—	—	$1,131,146
Corporate Financial Performance Bonus	(3)	155,625	234,375	375,000	—	—	—	—
MBR Bonus	(4)	—	125,000	125,000	—	—	—	—
Over-Achievement Award	(5)	—	—	500,000	—	—	—	—
Gerald M. Haines II
Restricted Stock	8/15/2014 (2)	—	—	—	44,166	—	—	407,211
Corporate Financial Performance Bonus	(3)	57,893	87,188	139,500	—	—	—	—
MBR Bonus	(4)	—	46,500	46,500	—	—	—	—
Over-Achievement Award	(5)	—	—	186,000	—	—	—	—
Kevin M. Bisson
Restricted Stock	8/15/2014 (2)	—	—	—	44,166	—	—	407,211
Corporate Financial Performance Bonus	(3)	57,893	87,188	139,500	—	—	—	—
MBR Bonus	(4)	—	46,500	46,500	—	—	—	—
Over-Achievement Award	(5)	—	—	186,000	—	—	—	—
Charles A. Speicher
Restricted Stock	8/15/2014 (2)	—	—	—	14,722	—	—	135,737
Corporate Financial Performance Bonus	(3)	23,422	35,273	56,438	—	—	—	—
MBR Bonus	(4)	—	18,813	18,813	—	—	—	—
Over-Achievement Award	(5)	—	—	75,250	—	—	—	—
Didier M.C. Thibaud(6)
Restricted Stock	8/15/2014 (2)	—	—	—	73,611	—	—	678,693
Corporate Financial Performance Bonus	(3)	57,893	87,188	139,500	—	—	—	—
MBR Bonus	(4)	—	46,500	46,500	—	—	—	—
Over-Achievement Award	(5)	—	—	186,000	—	—	—	—
(1) The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718.
(2) This restricted stock award was granted under the 2005 Plan. The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.
(3) The amounts shown in these rows reflect the possible cash amounts that could have been earned under the corporate financial performance portion of our annual executive bonus program for fiscal 2014 upon achievement of the threshold, target, and maximum performance objectives for that program. Payouts for corporate financial performance for fiscal 2014 were subject to the following payout formula:

Adjusted EBITDA Attained	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than $7.4 million	—%	Below Threshold
$7.4 million	41.5%	Threshold
Greater than $7.4 million but less than $20.3 million	Proportionate % between 41.5% and 62.5%	—
$20.3 million	62.5%	Target
Greater than $20.3 million but less than $33.7 million	Proportionate % between 62.5% and 100%	—
$33.7 million	100.0%	—
Greater than $33.7 million	100.0%	Maximum
The corporate financial performance portion of our annual executive bonus program for fiscal 2014 included targets and payout for both the first half of the fiscal year and the second half of the fiscal year. This table aggregates the first half and second half targets and payouts to reflect a full fiscal year. The actual payouts for fiscal 2014 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(4)
The amounts shown in these rows reflect the possible cash amounts that could have been earned under the individual MBR performance portion of our annual executive bonus program for fiscal 2014. The actual payouts for fiscal 2014 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(5)
The amounts shown in these rows reflect the maximum cash amounts that could have been earned under the over-achievement portion of our annual executive bonus program for fiscal 2014. There are no minimum or target payouts under the over-achievement portion of our bonus program, and the over-achievement bonus pool is only funded for fiscal 2014 based on 25% of the amount by which actual adjusted EBITDA exceeded budgeted adjusted EBITDA. The actual payouts for fiscal 2014 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(6)
Mr. Thibaud’s threshold, target, and maximum performance targets under our annual executive bonus program for fiscal 2014 were based on a notional annual base salary of $310,000, and payments, if any, would have been made in USD. As explained in note 9 to the Summary Compensation Table, a portion of Mr. Thibaud’s salary is paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud’s target bonus or bonus payments.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”
Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual incentives. The Summary Compensation Table sets forth the base salary for each named executive officer, the value of any stock or option awards, payouts under our annual executive bonus program (in the “Non-Equity Incentive Plan Compensation” column), and all other compensation payable to the named executive officer.
The potential payouts under our annual executive bonus program are set forth in the Grants of Plan-Based Awards Table. The corporate financial performance portion, the individual MBR performance portion, and the over-achievement portion of our annual executive bonus program are shown as separate line items as the threshold, target, and maximum amounts differ. The threshold targets for the corporate financial performance portion of the annual executive bonus program for fiscal 2014 were met, and corporate financial performance bonuses were paid under the terms of the program. For fiscal 2014, actual adjusted EBITDA was below our budgeted adjusted EBITDA target. Accordingly, no overachievement awards were payable for fiscal 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of the last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the closing price $11.34 of our common stock on the NASDAQ Global Select Market on June 30, 2014, the last trading day of fiscal 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Aslett	200,000	—	$14.14	11/21/2017	21,250	(2)
	94,726	—	8.26	8/21/2015	18,750	(3)
					22,500	(4)
	—	—	—	—	237,376	(5)
	—	—	—	—	122,684	(6)
Kevin M. Bisson	—	—	—	—	45,000	(7)
	—	—	—	—	37,796	(5)
					44,166	(6)
Gerald M. Haines II	—	—	—	—	13,750	(8)
	—	—	—	—	7,500	(3)
					7,500	(4)
	—	—	—	—	54,846	(5)
	—	—	—	—	44,166	(6)
Charles A. Speicher	—	—	—	—	6,250	(9)
	—	—	—	—	625	(10)
					2,250	(3)
	—	—	—	—	3,375	(4)
					13,149	(5)
	—	—	—	—	14,722	(6)
Didier M.C. Thibaud	20,000	—	23.46	7/28/2014	12,500	(2)
	77,000	—	16.36	6/1/2016	9,500	(3)
	30,000	—	13.07	6/5/2017	10,500	(4)
	31,000	—	8.62	6/10/2015	114,297	(5)
					73,611	(6)

(1)	All option and stock awards are subject to time-based vesting. Accordingly, there are no unearned option or stock awards outstanding. Securities underlying options are shares of our common stock.

(2)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 16, 2010), contingent in each case on the executive remaining an employee as of each such date.

(3)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 15, 2011), contingent in each case on the executive remaining an employee as of each such date.

(4)
These restricted share awards were awarded on February 15, 2012; however, the Company and the executives agreed to amend the vesting date by delaying the vesting to start as if such awards had been granted on August 15, 2012. As amended, the restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 15, 2012), contingent in each case on the executive remaining an employee as of each such date.

(5)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 15, 2012), contingent in each case on the executive remaining an employee as of each such date.

(6)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 15, 2013), contingent in each case on the executive remaining an employee as of each such date.

(7)
This restricted share award was granted on January 16, 2012; however, the Company and the executive agreed to amend the vesting date by delaying the vesting to start as if such award had been granted on August 15, 2012. As amended, the restricted share award vests in four equal installments on each of the first four anniversaries of the grant date (August 15, 2012), contingent on the executive remaining an employee as of each such date.

(8)
This restricted share award vests in four equal installments on each of the first four anniversaries of the grant date (July 15, 2010), contingent on the executive remaining an employee as of each such date.

(9)
This restricted share award vests in four equal installments on each of the first four anniversaries of the grant date (September 15, 2010), contingent on the executive remaining an employee as of each such date.

(10)
This restricted share award vests in four equal installments on each of the first four anniversaries of the grant date (May 16, 2011), contingent on the executive remaining an employee as of each such date.

Options Exercised and Stock Vested
The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise. This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the NASDAQ Global Select Market on such date.
Option Exercises and Stock Vested—Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	—	$—	139,751	$1,269,542
Kevin M. Bisson	—	—	12,599	116,163
Gerald M. Haines II.	—	—	35,782	344,760
Charles A. Speicher	—	—	12,384	116,624
Didier M.C. Thibaud	—	—	78,474	710,349
Pension Benefits
The following table shows the actuarial present value of the pension benefit for the named executive officers as of June 30, 2014, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal 2014. The retirement indemnities pension plan covers eligible French national employees as required by French law. During fiscal 2014, Mr. Thibaud was the only named executive officer to participate in the plan.
Pension Benefits—Fiscal 2014

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Fiscal 2014
Didier M.C. Thibaud	Retirement Indemnities Pension Plan	16.9	$77,811	$—

(1)
The actuarial present value of Mr. Thibaud’s pension benefit as of June 30, 2014, is calculated in Euros. The dollar amount set forth above reflects the exchange rate at June 30, 2014. The actuarial present value assumes a 2.6% discount rate and an age of retirement of 63 years.

Potential Payments upon Termination of Employment or Change in Control
Potential Payments to Mr. Aslett upon Termination of Employment
In connection with his appointment as President and Chief Executive Officer in 2007, we entered into an employment agreement with Mr. Aslett, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Aslett’s employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”
“Cause” is defined in the employment agreement to include: (1) conduct constituting a material act of willful misconduct in connection with the performance of Mr. Aslett’s duties, including, without limitation, misappropriation of funds or property of Mercury; (2) conviction of, or plea of “guilty” or “no contest” to, any felony or any conduct by Mr. Aslett that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful, and deliberate non-performance by Mr. Aslett of his duties under the agreement which continues for 30 days following notice; (4) breach by Mr. Aslett of certain non-competition and non-disclosure covenants; (5) a violation by Mr. Aslett of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (1), (3), and (6), no act, or failure to act, on Mr. Aslett’s part will be deemed “willful” unless done, or omitted to be done, by him without reasonable belief that his act or failure to act, was in the best interest of Mercury.
“Good Reason” is defined in the employment agreement to include: (1) a material diminution in Mr. Aslett’s responsibilities, authority, or duties; (2) a material diminution in Mr. Aslett’s base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; (3) a material change in the geographic location at which Mr. Aslett provides services to Mercury; or (4) the material breach of the agreement by us. To terminate his employment for “good reason,” Mr. Aslett must follow a specified process described in the employment agreement.
Upon the termination of Mr. Aslett’s employment by us without “cause” or by him for “good reason,” Mr. Aslett will be entitled to receive an amount equal to the sum of his base salary and target bonus under our annual executive bonus program, payable over a 12-month period. In addition, Mr. Aslett is entitled to continue to participate in our group health, dental, and vision program for 18 months.
The following chart illustrates the benefits that would have been received by Mr. Aslett under his employment agreement on June 30, 2014 had his employment been terminated by us without “cause” or voluntarily terminated by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Aslett upon the occurrence of such events, which amounts would only be known at the time that Mr. Aslett became entitled to such benefits.

	Cash Severance (1)	Health Benefits (2)	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$1,000,000	$25,718	$1,025,718

(1)	This amount represents the aggregate amount of Mr. Aslett’s annual base salary and target bonus under our annual executive bonus program for fiscal 2014.

(2)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Aslett as of June 30, 2014, and the costs associated with such coverage on that date.
Potential Payments to Mr. Haines upon Termination of Employment
In connection with his joining the Company in 2010, we agreed to provide certain severance benefits to Mr. Haines, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Haines’ agreement provides for termination and severance benefits in the case of a termination of Mr. Haines’ employment by us without “cause” or by Mr. Haines for “good reason.”
“Cause” is defined to include: (1) the willful and continued failure by Mr. Haines to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Haines by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Haines in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily, or otherwise. No act, or failure to act, on Mr. Haines’ part will be deemed “willful” unless committed or omitted by Mr. Haines in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.
“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Haines’ responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Haines’ annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Haines provides services to Mercury.
Under the agreement, if we terminate Mr. Haines’ employment without “cause” or Mr. Haines terminates his employment for “good reason,” then we will pay Mr. Haines a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits and outplacement services.
The following chart illustrates the benefits that would have been received by Mr. Haines under his agreement on June 30, 2014 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Haines upon the occurrence of such events, which amounts would only be known at the time that Mr. Haines became entitled to such benefits.

	Cash Severance	Health Benefits (1)	Outplacement Services	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$310,000	$17,737	$30,000	$357,737

(1)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Haines as of June 30, 2014, and the costs associated with such coverage on that date.
Potential Payments to Mr. Bisson upon Termination of Employment
In connection with his joining the Company in 2012, we agreed to provide certain severance benefits to Mr. Bisson, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Bisson’s agreement provides for termination and severance benefits in the case of a termination of Mr. Bisson’s employment by us without “cause” or by Mr. Bisson for “good reason.”
“Cause” is defined to include: (1) the willful and continued failure by Mr. Bisson to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Bisson by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Bisson in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily, or otherwise. No act, or failure to act, on Mr. Bisson’s part will be deemed “willful” unless committed or omitted by Mr. Bisson in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.
“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Bisson’s responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Bisson’s annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Bisson provides services to Mercury.
Under the agreement, if we terminate Mr. Bisson’s employment without “cause” or Mr. Bisson terminates his employment for “good reason,” then we will pay Mr. Bisson a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits and outplacement services.
The following chart illustrates the benefits that would have been received by Mr. Bisson under his agreement on June 30, 2014 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Bisson upon the occurrence of such events, which amounts would only be known at the time that Mr. Bisson became entitled to such benefits.

	Cash Severance	Health Benefits (1)	Outplacement Services	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason (2)	$310,000	$17,737	$30,000	$357,737

(1)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Bisson as of June 30, 2014, and the costs associated with such coverage on that date.

(2)	Mr. Bisson left the Company in September 2014 (fiscal 2015) and his severance would be based on an involuntary termination without cause under his letter agreement with the Company.
Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control
We have entered into change in control severance agreements with our CEO and certain of our other executive officers. For fiscal 2013, we had such agreements in effect with the following named executive officers: Mr. Aslett; Mr. Bisson; Mr. Haines; and Mr. Thibaud. At its meeting in July 2013, the Compensation Committee approved a change in control severance agreement for Mr. Speicher which went into effect in fiscal 2014.
A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 30% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.
The Compensation Committee worked with Radford as compensation consultant to provide market data and analysis of market practices for such agreements in the period of time since Mercury’s prior forms of such agreements were adopted.

Chief Executive Officer
The CEO is entitled to severance benefits if, within 24 months after a change in control of Mercury (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), the CEO’s employment is terminated (1) by us other than for “cause” or disability or (2) by the CEO for “good reason.” “Cause” is defined in the agreement to include the CEO’s willful failure to perform his duties, conviction of the executive for a felony, and the CEO’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in the agreement to include an adverse change in the CEO’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the CEO’s participation in existing or at least equivalent health and benefit plans, and a significant relocation of the CEO’s principal office.
Severance benefits under the agreement include the following, in addition to the payment of any earned or accrued but unpaid compensation for services previously rendered:

•	a lump sum cash payment equal to two times (2x) the sum of the CEO’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the CEO with health and dental insurance up to 24 months following such termination on the same basis as though the CEO had remained an active employee.

•
In addition, if the CEO’s employment is terminated within 24 months after a change in control (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the CEO releasing all claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the CEO is party to an employment agreement with Mercury providing for change in control payments or benefits, the CEO will receive the benefits payable under this agreement and not under the employment agreement.
The agreement provides for a reduction of payments and benefits payable under the agreement to a level where the CEO would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the CEO in a better after-tax position than if the payments and benefits were paid in full. In addition, the agreement provides for the payment by Mercury of the CEO’s legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreement continues in effect through June 30, 2014, subject to automatic one-year extensions thereafter unless notice is given of our or the CEO’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 24 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and the CEO may terminate the CEO’s employment at any time.
Non-CEO Executives
The executive is entitled to severance benefits if, within 18 months after a change in control of Mercury (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), the executive’s employment is terminated (1) by us other than for “cause” or disability or (2) by the executive for “good reason.” “Cause” is defined in each agreement to include the executive’s willful failure to perform his duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in existing or at least equivalent health and benefit plans, and a significant relocation of the executive’s principal office.
Severance benefits under each agreement include the following, in addition to the payment of any earned or accrued compensation for services previously rendered:

•
a lump sum cash payment equal to one and one-half times (1.5x) the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

•
In addition, if the executive’s employment is terminated within 18 months after a change in control (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the executive releasing all claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive will receive the benefits payable under this agreement and not under the employment agreement.
Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreements continue in effect through June 30, 2014, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 18 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time.
The following table sets forth an estimate of the aggregate severance benefits for each of our named executive officers assuming the triggering event occurred on June 30, 2014, all pursuant to the terms of each executive’s change in control severance agreement as described above:

Name	Salary/Bonus Lump Sum	Stock Option Acceleration (1)	Restricted Stock Acceleration (2)	Outplacement Services (3)	Health Benefits (4)	Total
Mark Aslett	$2,000,000	$—	$4,791,830	$45,000	$34,291	$6,871,121
Kevin M. Bisson (5)	744,000	—	1,439,749	45,000	26,606	2,255,355
Gerald M. Haines II	744,000	—	1,448,821	45,000	26,606	2,264,427
Charles A. Speicher	435,375	—	457,807	45,000	26,606	964,788
Didier M.C. Thibaud	744,000	—	2,499,427	45,000	18,263	3,306,690

(1)
The amounts shown in this column represent the difference between the closing price of our common stock on the NASDAQ Global Select Market on June 28, 2014 ($11.34) and the exercise price of any in-the-money unvested stock option which would have become exercisable upon the occurrence of a change in control, multiplied in each case by the number of shares subject to such option. At June 30, 2014, none of our named executive officers had any unvested stock options.

(2)
The amounts shown in this column represent the closing price of our common stock on the NASDAQ Global Select Market on June 28, 2014 ($11.34) multiplied by the number of restricted shares that would have vested upon the occurrence of a change in control.

(3)	This amount represents the maximum amount of outplacement services to which the executive is entitled under the agreement.

(4)
The value of health and dental insurance benefits is based on the type of coverage we carried for the named executive officer as of June 30, 2014 and the costs associated with such coverage on such date.

(5)
Mr. Bisson left the Company in September 2014 (fiscal 2015). His departure would be considered an involuntary termination without cause under his letter agreement with the Company but does not trigger any benefits under his change in control severance agreement.

Agreements with Named Executive Officers
Employment Agreement with Mr. Aslett
On November 19, 2007, we entered into an employment agreement with Mr. Aslett. The agreement provides for an 18-month term, but will automatically renew for additional one-year periods unless an advance notice of non-renewal is provided by either party to the other at least 180 days prior to the expiration of the then-current term.

Under the employment agreement, Mr. Aslett’s annual base salary will be $500,000, subject to annual review by the Board in our first fiscal quarter. On September 14, 2009, we amended Mr. Aslett’s employment agreement to reflect that we terminated the Long Term Incentive Plan and that he is entitled to participate in our annual executive bonus program in an amount determined by the Board in accordance with the terms of the program.
The employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Aslett upon Termination of Employment.”

Severance Agreement with Mr. Bisson
In connection with his offer to join the Company, we agreed to provide Mr. Bisson with certain severance benefits. Under the terms of the offer letter to Mr. Bisson, if we terminate his employment without “cause” or Mr. Bisson terminates his employment for “good reason,” then we will pay Mr. Bisson a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Bisson upon Termination of Employment.” Mr. Bisson left the Company in September 2014 (fiscal 215).
Severance Agreement with Mr. Haines
In connection with his offer to join the Company, we agreed to provide Mr. Haines with certain severance benefits. Under the terms of the offer letter to Mr. Haines, if we terminate his employment without “cause” or Mr. Haines terminates his employment for “good reason,” then we will pay Mr. Haines a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Haines upon Termination of Employment.”
Change-in-Control Agreements
We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control.”

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Mercury’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2014.
By the Compensation Committee of the Board of
Directors of Mercury Systems, Inc.
Michael A. Daniels, Chairman
George W. Chamillard
George K. Muellner

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee of the Board of Directors of Mercury with respect to Mercury’s audited financial statements for the fiscal year ended June 30, 2014. Management is responsible for Mercury’s internal controls and financial reporting. Mercury’s independent registered public accounting firm is responsible for performing an audit of Mercury’s financial statements, expressing an opinion as to their conformity with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.
The Audit Committee reviewed Mercury’s audited financial statements for the fiscal year ended June 30, 2014, and discussed these financial statements with Mercury’s management. Management represented to the Audit Committee that Mercury’s financial statements had been prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, with Mercury’s independent registered public accounting firm. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has discussed with the independent registered public accounting firm its independence.
Based on its review and the discussions with management and the independent registered public accounting firm described above, and its review of the information provided by management and the independent registered public accounting firm, the Audit Committee recommended to Mercury’s Board that the audited financial statements be included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2014.
By the Audit Committee of the Board of
Directors of Mercury Systems, Inc.
William K. O’Brien, Chairman
James K. Bass
Vincent Vitto

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit Mercury’s consolidated financial statements for the fiscal year ending June 30, 2015. KPMG served as our independent registered public accounting firm for the fiscal years ended June 30, 2014 and 2013. A representative of KPMG is expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.
What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?
The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 30, 2014 and 2013 were as follows:

	Fiscal 2014	Fiscal 2013
Audit	$1,249,028	$1,211,000
Audit-Related	9,000	12,000
Tax	141,400	280,000
All Other	—	—
	$1,399,428	$1,503,000
Audit fees for fiscal years 2014 and 2013 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the financial statements included in each of our quarterly reports on Form 10-Q.
Audit-related fees for fiscal years 2014 and 2013 were for consents relating to registration statements in each fiscal year.
Tax fees for fiscal years 2014 and 2013 were for tax return preparation and related consulting, as well as miscellaneous tax advice regarding state income tax filings and potential business reorganizations. For fiscal 2013, tax fees also included preparation and filing of state tax returns and negotiation of voluntary disclosure agreements related to acquired businesses in certain jurisdictions in which such businesses had a state tax nexus but previously failed to file state tax returns.
What is the Audit Committee’s pre-approval policy?
The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.
In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $50,000, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting. In addition, the Audit Committee has pre-approved the payment to KPMG of fees in an aggregate amount of up to $25,000 per quarter for services, including without limitation audit and allowable non audit, tax consulting, and M&A transactional services.  This pre-approval is for small projects needing quick reaction and judged by management not to raise any independence issues with KPMG. Management is required to present the projects and fees in detail at the next Audit Committee meeting.
The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2014, George W. Chamillard, Michael A. Daniels, and George K. Muellner served on the Compensation Committee for the entire fiscal year. No member of the committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2014, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were complied with.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury’s proxy statement relating to the 2015 annual meeting of shareholders must be received at our principal executive offices on or before May 9, 2015. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2015 annual meeting, notice of them, whether or not they are included in Mercury’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Secretary no earlier than May 25, 2015 and no later than June 24, 2015. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS
We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K
You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2014 (without exhibits) without charge by writing to: Investor Relations, Mercury Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.

By Order of the Board of Directors

GERALD M. HAINES II
Secretary
Chelmsford, Massachusetts
September 5, 2014

Appendix A

MERCURY SYSTEMS, INC.
AMENDED AND RESTATED
2005 STOCK INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Mercury Systems, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective officers) of Mercury Systems, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company and to induce qualified individuals who have received offers of employment to become officers of the Company to enter and remain in the employ of the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” is defined in Section 2(a).
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards and Restricted Stock Awards.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non‑Employee Directors who are independent.
“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.
“Deferred Stock Award” means Awards granted pursuant to Section 8.
“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 18.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means if the shares of Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) National Global Market or another national securities exchange, the closing price reported on Nasdaq or such other exchange on such date. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open. If the fair market value cannot be determined under the preceding two sentences, it shall be determined in good faith by the Administrator.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award or Deferred Stock Award.
“Restricted Stock Award” means Awards granted pursuant to Section 7.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means any Award granted pursuant to Section 6.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)Committee. The Plan shall be administered by the Committee (the “Administrator”).

(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)
to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards and Deferred Stock Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;

(iv)
to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	subject to the provisions of Sections 7(d) and 8(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised; and

(vii)
at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
Notwithstanding the foregoing, the Administrator’s power and authority to make grants under the Plan shall be subject to the right of the Board, upon its request, to ratify Awards granted to the Chairman and other individuals specified by the Board, and in such event, the date of grant shall be the date of Board ratification.

(c)Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company or any person designated by the Board as an “executive officer” as defined in Rule 3b-7 under the Exchange Act all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)Detrimental Activity. Unless the award agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any Award (whether vested or unvested, exercised or unexercised) at any time if the recipient is not in compliance with all applicable provisions of the award agreement and the Plan, or if the recipient engages in any “Detrimental Activity.” For purposes of this Section 2, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Employee Confidentiality Agreement or such other agreement regarding confidential information and intellectual property that the recipient the Company may enter into (collectively, the “Confidentiality Agreement”), relating to the business of the Company, acquired by the recipient either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Confidentiality Agreement or otherwise, all right, title and interest in any invention or idea, patentable or not, made or conceived by the recipient during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the recipient’s employment for cause; (v) a material violation of any rules, policies, procedures or guidelines of the Company; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (vii) the recipient being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company.

(e)Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 10,792,264 (which number represents 1,942,264 shares originally reserved under the Plan, plus an additional 650,000 shares reserved upon the 2008 amendment and restatement of the Plan, plus an additional 1,500,000 shares reserved upon the 2009 amendment and restatement of the Plan, plus an additional 1,000,000 shares reserved upon the 2010 amendment and restatement of the Plan, plus an additional 1,000,000 shares upon the 2011 amendment and restatement of the Plan, plus an additional 1,500,000 shares upon the 2012 amendment and restatement of the Plan, plus an additional 3,200,000 shares), subject to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, are canceled, expire or are terminated (other than by exercise) under (i) this Plan or (ii) from and after November 14, 2005, the Mercury Systems, Inc. 1997 Stock Option Plan (the “1997 Plan”) shall be added to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations and Section 3(c), shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and provided, further, that in no event may Incentive Stock Options granted under the Plan exceed

10,792,264 shares of Stock. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of two (2.0) shares of Stock for each such share actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one share of Stock for each such share actually subject to the Award.

(c)Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d)Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding vested and exercisable Options and Stock Appreciation Rights held by such grantee.

Notwithstanding anything to the contrary in this Section 3(d), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested and exercisable Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to such outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.
(e)Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and qualified individuals who have received offers of employment to become officers of the Company) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

(a)Grant of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.

(c)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven years after the date the Stock Option is granted.

(d)Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased; provided, however, that no Stock Option may be partially exercised with respect to fewer than 50 shares. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i)	In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)
Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(iii)
By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.
(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a)Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.
(c)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)
Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable; provided, however, that no Stock Appreciation Right may be partially exercised with respect to fewer than 50 shares.

(ii)	Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the applicable portion of any related Option shall be surrendered.

(iii)	The term of a Stock Appreciation Right may not exceed seven years.

SECTION 7.	RESTRICTED STOCK AWARDS

(a)Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)Rights as a Shareholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or risk of forfeiture shall lapse. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event that any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock granted to employees with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.	DEFERRED STOCK AWARDS

(a)Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the total restriction period with respect to such award shall not be less than three years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b)Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid but for the deferral.

(c)Rights as a Shareholder. During the deferral period, a grantee shall have no rights as a shareholder; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d)Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award or Deferred Stock Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a)Performance Criteria. The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following criteria at the Company, Subsidiary, business unit or business segment level as appropriate: (i) the Company’s return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels or EBITDA or adjusted EBITDA; (iii) bookings or revenue growth; (iv) bookings or revenues; (v) operating income as a percentage of sales; (vi) total shareholder return; (vii) changes in the market price of the Stock; (viii) sales or market share; (ix) earnings per share; (x) improvements in operating margins; (xi) operating cash flow or free cash flow; (xii) working capital improvements; (xiii) design wins or entering into contracts with key customers; and (xiv) any combination of such performance metrics.

(b)Grant of Performance-based Awards. With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(c)Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)Maximum Award Payable. The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 Shares (subject to adjustment as provided in Section 3(c) hereof).

SECTION 10.	Transferability of Awards

(a)Transferability. Except as provided in Section 10(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)Committee Action. Notwithstanding Section 10(a), the Administrator, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c)Family Member. For purposes of Section 10(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 11.	TAX WITHHOLDING

(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 12.	CHANGEF CONTROL

(a)    Occurrence of Change of Control. If within six months following the consummation of a Change of Control of the Company, as defined in Section 12(b)(i), the employment of a grantee with a minimum of six months of service with the Company or any of its Subsidiaries as of the effective date of such Change of Control (the “Effective Date”) is involuntarily terminated, then (i) if such Change in Control does not constitute a Sale Event, 50% of the unvested Awards of such grantee will automatically be fully vested, (ii) if such Change in Control constitutes a Sale Event and provision is made for the assumption or continuation of Awards hereunder, or the substitution of such Awards with new Awards of the successor entity or parent thereof, 50% of the unvested assumed, continued or substituted Awards will automatically be fully vested, and (iii) if such Change in Control constitutes a Sale Event and provision is not made for the assumption, continuation or substitution of Awards hereunder, such that all of the unvested Awards of such grantee terminated upon consummation of the Sale Event without any payment with respect thereto, the grantee will be entitled to receive a cash payment equal to the difference between (x) the Sale Price multiplied by the number of shares of Stock subject to 50% of such grantee’s unvested Awards as of the consummation of the Sale Event and (y) the aggregate exercise price of such unvested Awards. Notwithstanding the foregoing, in the event that the fair market value (less any exercise price) of the Awards subject to automatic vesting or any cash payment to which the grantee may become entitled in accordance with the preceding sentence exceeds $25,000 as of the date of termination of employment, then such vesting or payment shall be conditioned upon the grantee executing and failing to revoke during any applicable revocation period a general release of all claims against the Company and its Subsidiaries and affiliates in a form acceptable to the Company or its successor within 60 days of such termination. For purposes hereof, a grantee’s employment with the Company or any Subsidiary is considered “involuntarily terminated” if the Company or any Subsidiary terminates such grantee’s employment with the Company or such Subsidiary without Cause, as defined in Section 12(b)(ii), or such grantee resigns his or her employment with the Company or such Subsidiary for Good Reason, as defined in Section 12(b)(iii). Notwithstanding the foregoing, in the event the Change of Control of the Company is not approved by the Board of Directors, all of the outstanding Awards will automatically become fully vested upon the consummation of the Change of Control of the Company. Further, all of the outstanding Awards held by Non-Employee Directors will automatically become fully vested upon the consummation of a Change of Control of the Company.
(b)    Definitions. For purposes of the Plan:

(i)	A “Change of Control of the Company” shall be deemed to have occurred upon the occurrence of any of the following events:

(A)
any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or an acquisition of securities involving a Corporate Transaction of the type described in the exclusion set forth in clause (C) below); or

(B)	persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (x) a vote of at least a majority of the Incumbent Directors or (y) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C)
the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the shareholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any).

Notwithstanding the foregoing, a “Change of Control of the Company” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change of Control of the Company” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii)
“Cause” shall mean (A) conduct by the grantee constituting a material act of willful misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its Subsidiaries other than the occasional, customary and de minimis use of the Company or its Subsidiaries’ property for personal purposes; (B) the commission by the grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the grantee that would reasonably be expected to result in material injury to the Company or any of its Subsidiaries; (C) the grantee’s willful and continued failure to perform his or her duties with the Company and its Subsidiaries (other than any failure resulting from incapacity due to physical or mental illness), which continues 30 days after a written demand of performance is delivered to the grantee by any Senior Vice President or Vice President of the Company, which identifies the manner in which such person believes that the grantee has not performed his or her duties; (D) a violation by the grantee of the employment policies of the Company and its Subsidiaries which has continued following written notice of such violation from any Senior Vice President or Vice President of the Company; or (E) the grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any of its Subsidiaries to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(iii)
“Good Reason” shall mean (A) a reduction in the grantee’s annual cash base salary as in effect on the Effective Date, except for across-the-board reductions similarly affecting all or substantially all Company employees; or (B) a relocation whereby the Company or any Subsidiary requires the grantee to be principally based at any office or location that is more than 50 miles from the grantee’s office on the Effective Date; provided that the reasons set forth above will not constitute “Good Reason” unless, within 30 days after the first occurrence of such Good Reason event, the grantee shall have given written notice to the Company specifically identifying the event that the grantee believes constitutes Good Reason and the Company, or, if applicable, its Subsidiary, has not remedied such event within a reasonable cure period of not less than 30 days after the Company’s receipt of such notice.

SECTION 13.	Additional Conditions Applicable to Nonqualified Deferred Compensation Under Section 409A.

In the event any Stock Option or Stock Appreciation Right under the Plan is granted with an exercise price of less than 100 percent of the Fair Market Value on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value), or such grant is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.
(a)Exercise and Distribution. Except as provided in Section 13(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(i)	Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.

(ii)
Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 13(a)(ii) may not be made before the date that is six months after the date of separation from service.

(iii)	Death. The date of death of the 409A Award grantee.

(iv)	Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 13(c)(ii) hereof).

(v)
Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 13(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi)
Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 13(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event.

(b)No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 13(a) hereof, except in the case of one of the following events:

(i)
Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(ii)
Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(iii)
Change in Control Event. The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation.

(c)Definitions. Solely for purposes of this Section 13 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(i)
“Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in regulations promulgated under Section 409A).

(ii)
“Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(iii)
“Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 14.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:
(a)a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect repricing through cancellation and re-grants, or repurchase out-of-the-money Stock Options or Stock Appreciation Rights for cash, unless the Administrator proposes for shareholder vote, and shareholders approve, such reduction, cancellation and re-grant, repricing, or repurchase. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 16.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.	GENERAL PROVISIONS

(a)No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.
(b)Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Stock Certificates or uncertified Stock for any Restricted Stock Award shall be delivered to the Secretary of the Company to be held in escrow until the Award becomes vested.

(c)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s applicable insider trading policy and procedures, as in effect from time to time.

SECTION 18.	EFFECTIVE DATE OF PLA

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. Subject to such approval by the shareholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after November 17, 2018 and no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the restated Plan is approved by the Board.

SECTION 19.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.
DATE INITIALLY APPROVED BY BOARD OF DIRECTORS: September 14, 2005
DATE INITIALLY APPROVED BY SHAREHOLDERS: November 14, 2005
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: October 10, 2008
DATE RESTATEMENT APPROVED BY SHAREHOLDERS: November 17, 2008
DATE AMENDED: April 22, 2009
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: September 14, 2009
DATE RESTATEMENT APPROVED BY SHAREHOLDERS: October 21, 2009
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: September 14, 2010
DATE RESTATEMENT APPROVED BY SHAREHOLDERS: October 21, 2010
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: September 13, 2011
DATE RESTATEMENT APPROVED BY SHAREHOLDERS: October 21, 2011

DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: July 24, 2012
DATE RESTATEMENT APPROVED BY SHAREHOLDERS: October 17, 2012
DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: July 30, 2014
DATE RESTATEMENT APPROVED BY SHAREHOLDERS:

MERCURY SYSTEMS™

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IMPORTANT ANNUAL MEETING INFORMATION

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

Nominee	For	Withhold
01 - Mark Aslett	☐	☐
02 - William K. O'Brien	☐	☐

Proposal	For	Against	Abstain
2. To approve our amended and restated 2005 Stock Incentive Plan.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management of your company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the appropriate boxes on this proxy card to indicate how your shares will be voted. Then sign the card, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on October 21, 2014.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Mercury Systems, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 21, 2014: The Notice of Annual Meeting, Proxy Statement and 2014 Annual Report to Shareholders are available at www.edocumentview.com/MRCY.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

MERCURY SYSTEMS™

Proxy — Mercury Systems, Inc.

201 RIVERNECK ROAD
CHELMSFORD, MASSACHUSETTS 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Aslett, Kevin M. Bisson, and Gerald M. Haines II, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Systems, Inc. to be held on October 21, 2014 at 10:00 a.m., local time, at Mercury's offices, 201 Riverneck Road, Chelmsford, Massachusetts 01824, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.